UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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National Penn Bancshares, Inc.
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NOTICE OF ANNUAL SHAREHOLDERS’ MEETING

Dear National Penn Shareholder:

On Tuesday, April 24, 2012, National Penn Bancshares, Inc. will hold its Annual Meeting of Shareholders at DeSales University, University Center - Gerald White Pavilion, 2755 Station Avenue, Center Valley, Pennsylvania 18034.  The meeting will begin at 9:30 a.m. Eastern Time.

Only shareholders who owned stock at the close of business on March 2, 2012 can attend and vote at the meeting or any postponement or adjournment.  At the meeting, we will:

1.	Elect four Class I directors for terms expiring at the 2015 Annual Meeting of Shareholders;

2.	Ratify the Audit Committee’s appointment of KPMG LLP as National Penn’s independent auditor for 2012;

3.	Approve an advisory (non-binding) resolution relating to the compensation of National Penn’s executive officers; and

4.	Transact other business, if any, that may properly come before the 2012 Annual Meeting of Shareholders.

Your Board of Directors recommends that you vote IN FAVOR OF the election of the Class I directors; IN FAVOR OF the ratification of the independent auditors selected for 2012; and IN FAVOR OF the approval of the advisory resolution relating to the compensation of National Penn’s executive officers.

At the meeting, we will also report on our 2011 business results and other matters of interest to shareholders.

We are enclosing with this proxy statement a copy of our 2011 Annual Report on Form 10-K.  The approximate date this proxy statement and card(s) are being mailed is March 28, 2012.

IMPORTANT: This mailing contains an Admission Ticket. FOR SECURITY PURPOSES, YOU WILL NEED THIS ADMISSION TICKET TO ATTEND THE MEETING.

By Order of the Board of Directors,

March 28, 2012	H. Anderson Ellsworth, Secretary
Important Notice Regarding the Availability of Proxy Materials
For The Shareholder Meeting to Be Held on April 24, 2012 — You can
view the Annual Report and Proxy Statement on the Internet at: http://bnymellon.mobular.net/bnymellon/npbc.

- i -

NATIONAL PENN BANCSHARES, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by National Penn Bancshares, Inc. (“National Penn”), on behalf of the Board of Directors (the “Board”), for the 2012 Annual Meeting of Shareholders.  This proxy statement and the related proxy form are being distributed on or about March 28, 2012.

You can vote your shares by completing and returning the enclosed written proxy card.  You can also vote by telephone (toll-free) or online if you have Internet access.  Registered shareholders with addresses outside the United States may not be able to vote by telephone.  The Internet and telephone voting facilities for shareholders of record are available 24 hours a day until they close at 11:59 p.m. Eastern Time on April 23, 2012.  The Internet and telephone voting procedures are described on the enclosed proxy form and are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.  If you vote by telephone or through the Internet, you need not return a proxy card.  Whether you vote by proxy card, by telephone or through the Internet, your shares will be voted as you direct.

You can also vote in person at the meeting.  Submitting your voting instructions by returning a proxy card or by voting over the telephone or the Internet will not affect your right to attend the meeting and vote.

PROPOSAL 1 – ELECTION OF CLASS I DIRECTORS

The first proposal to be voted on at the meeting is the election of four directors.  These directors will serve a three-year term as Class I directors.  The Board has nominated Scott V. Fainor, Donna D. Holton, Thomas L. Kennedy and Michael E. Martin for election as Class I directors.

The Board recommends a vote “FOR” all of its nominees.

The Board has no reason to believe that any nominee will be unable or unwilling to serve if elected.  If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or reduce the size of the Board.  If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

National Penn’s articles of incorporation provide that the Board shall consist of between eight and twenty directors, the exact number of which shall be set by resolution of the Board, and shall be divided into three classes equal or nearly equal in size as is possible.  In accordance with these provisions, the Board has set the size of the Board at 12 directors, the size of classes I, II and III at four directors each.

Albert H. Kramer and Robert E. Rigg, Class I directors whose terms end at the 2012 annual meeting, will retire from the Board at this 2012 annual meeting.

National Penn’s bylaws permit shareholders to nominate candidates for election as directors.  A nomination must be made in compliance with the advance notice and information requirements of the bylaws.  As of March 2, 2012, National Penn has not received any notice of a nomination.

In accordance with the bylaws, directors are elected by a plurality of the votes of shares present and entitled to be voted at the meeting.  That means the nominees of the Board will be elected if they receive more affirmative votes than any other nominees.  National Penn’s Corporate Governance Guidelines provide that in an uncontested election of directors (where the only nominees are those recommended by the Board), if any nominee receives a greater number of votes “withheld” than votes “for” his or her election, the Nominating/Corporate Governance Committee will promptly consider whether to recommend to the Board that it request such nominee to resign from the Board as of the date of his or her election, and if that committee makes such a recommendation, the Board will promptly act upon such recommendation.  National Penn expects that any such nominee will comply with any such request.

Director Information

The Board is separated into three classes, with the directors in each class serving up to a three-year term.  The terms of the persons nominated as Class I directors will expire in 2015.  The terms of the continuing Class II directors will expire in 2013 and the terms of the continuing Class III directors will expire in 2014.

Nominees as Class I Directors for a term expiring at the 2015 Annual Meeting:

Scott V. Fainor
Director since January 2010
Age 50

Mr. Fainor is President and Chief Executive Officer of National Penn (January 2010 to present) and of National Penn Bank (2008 to present).  Mr. Fainor was Senior Executive Vice President and Chief Operating Officer of National Penn from February 2008 through January 2010.  Mr. Fainor was President and Chief Executive Officer of KNBT Bancorp, Inc. from October 2003 to February 2008.  He has been a director of National Penn since January 2010 and a director of National Penn Bank since February 2008.  Mr. Fainor’s educational background includes a Bachelor of Science degree in Marketing and Finance from DeSales University.  The Board believes that Mr. Fainor’s career in banking, including executive positions with KNBT, First Colonial Group, Inc./Nazareth National Bank & Trust Co. and Wachovia/First Union, gives him the qualifications and skills to serve as a National Penn director.

Donna D. Holton
Director since 2008
Age 66

Mrs. Holton is the retired President & Chief Operating Officer of Turn of the Century Solution, Inc., an intellectual property company (1997 to 2006).  Mrs. Holton was initially elected as director on February 1, 2008, in accordance with the merger agreement with KNBT Bancorp, Inc.  She previously served as a director of KNBT and its predecessor, Keystone Savings Bank, since 2002.  Mrs. Holton’s educational background includes a Bachelor of Arts degree in Economics from the University of Michigan.  The Board believes that Mrs. Holton’s experience in senior executive and managerial positions, along with her experience as a director in the public and private sectors, gives her the qualifications and skills to serve as a National Penn director.

Thomas L. Kennedy, Esq.
Director since 2008
Age 67

Mr. Kennedy is President of the law firm of Kennedy & Lucadamo, P.C., Hazleton, Pennsylvania (1969 to present).  Mr. Kennedy was initially elected as director on February 1, 2008, in accordance with the merger agreement with KNBT Bancorp, Inc.  He previously served as a director of KNBT since 2005.  Mr. Kennedy is an attorney-at-law and concentrates his practice on business and estate planning and related litigation.  In 1998, as Chairman of the Board of First Federal Savings and Loan Association of Hazleton (a mutual thrift), a position he had held since 1988, Mr. Kennedy oversaw the company’s initial public offering.  Mr. Kennedy’s educational background includes a Bachelor of Arts degree in English from the University of Scranton and a Juris Doctorate from the Boston College Law School.  The Board believes that Mr. Kennedy’s extensive legal and business experience in the financial services industry gives him the qualifications and skills to serve as a National Penn director.

Michael E. Martin
Director since 2011
Age 56

Mr. Martin is co-head of the Financial Institutions Group of Warburg Pincus LLC, a private equity firm (2009 to present).  Previously, Mr. Martin served as President of Brooklyn NY Holdings, LLC, a private investment company (2006 to 2009).  Mr. Martin was Vice Chairman and Managing Director of UBS Investment Bank where he also served as a member of the UBS Investment Bank Board and its Global Executive Committee.  Mr. Martin’s educational background includes a Bachelor of Science degree in Economics from Claremont Men’s College and a Juris Doctorate from Columbia University School of Law.  The Board believes that Mr. Martin’s extensive legal and business experience in the financial services industry gives him the qualifications and skills to serve as a National Penn director.

Continuing as Class III Directors for a term expiring at the 2014 Annual Meeting:

Thomas A. Beaver, CPA
Director since 2005
Age 59

Mr. Beaver is the independent chair of the boards of National Penn and National Penn Bank.  He has been a director of National Penn and National Penn Bank since 2005.  In February 2008, Mr. Beaver was appointed lead independent director.  Mr. Beaver, a certified public accountant (CPA), is a retired partner of Reinsel Kuntz Lesher LLP, a regional accounting, tax and consulting firm (1979 to present).  He currently serves as a consultant to the firm in the business consulting group.  He was the managing partner and CEO of its predecessor, Reinsel & Company, from 1994 to 2004.  Mr. Beaver’s educational background includes a Bachelor of Science degree in Civil Engineering and an MBA from Lehigh University.  The Board believes that Mr. Beaver’s financial, business and accounting experience, including his experience consulting on issues relating to banking and bank financing, gives him the qualifications and skills to serve as a National Penn director.

Jeffrey P. Feather
Director since 2008
Age 69

Mr. Feather is the Managing Partner of Feather Ventures, LLC, a private investment firm (1999 to present), and Vice Chairman of National Penn.  Previously, Mr. Feather served as Chairman of SunGard Pentamation, Inc., an administrative software and processing services company (1970 to 2006).  Mr. Feather was initially elected as director on February 1, 2008, in accordance with the merger agreement with KNBT Bancorp, Inc.  Mr. Feather previously was a director of KNBT and its predecessor, Keystone Savings Bank, since 1979, where he served as chair since 2000.  Mr. Feather’s educational background includes a Bachelor of Science degree in Industrial Engineering from Lafayette College and graduate work in Management Science at Lehigh University.  The Board believes that Mr. Feather’s technology and business expertise, along with his years of experience serving on other boards, gives him the qualifications and skills to serve as a National Penn director.

Patricia L. Langiotti, PMC
Director since 1986
Age 65

Ms. Langiotti, a professional management consultant (PMC), is President of Creative Management Concepts, a management consulting firm (1982 to present).  Ms. Langiotti has been a director of National Penn since 1986.  In addition to her work with National Penn, Ms. Langiotti is a director of two privately held corporations and various not-for-profit organizations.  Ms. Langiotti’s educational background includes a Bachelor of Business Administration degree from the University of Virginia.  The Board believes that Ms. Langiotti’s nationally-recognized expertise as a speaker and educator in the areas of corporate governance, risk management and bank audit committee work, along with her years of experience as a director of National Penn and other organizations, gives her the qualifications and skills to serve as a National Penn director.

Natalye Paquin, Esq.
Director since 2006
Age 51

Ms. Paquin is Chief Executive Officer of the Girl Scouts of Eastern Pennsylvania (GSEP) (November 2010 to present).  Previously, Ms. Paquin served as Executive Vice President and Chief Operating Officer of The Kimmel Center, Inc., Philadelphia’s premier performing arts center, where she was responsible for overseeing the day-to-day operations of the Kimmel Center, the Merriam Theatre and the historic Academy of Music (2006 to 2010).  Ms. Paquin served as Chief Operating Officer and Chief of Staff for the School District of Philadelphia (2002 to 2006).  Ms. Paquin has been a director of National Penn since 2006.  Ms. Paquin’s educational background includes a Bachelor of Science degree from Florida A&M University and a Juris Doctorate from DePaul University College of Law.  Ms. Paquin also completed an executive education program from Harvard University’s School of Business and is a distinguished graduate of the Broad Academy for Urban Superintendents.  The Board believes that Ms. Paquin’s years in senior management and legal positions gives her the qualifications and skills to serve as a National Penn director.

Continuing as Class II Directors for a term expiring at the 2013 Annual Meeting:

Christian F. Martin IV
Director since 2008
Age 56

Mr. Martin is Chairman and Chief Executive Officer of C. F. Martin & Co., Inc., a guitar manufacturer (1986 to present).  Mr. Martin was initially elected as director on February 1, 2008, in accordance with the merger agreement with KNBT Bancorp, Inc.  He previously served as a director of KNBT and its predecessor, Keystone Savings Bank, since 2003.  Mr. Martin’s educational background includes a Bachelor’s Degree from Boston University’s School of Management.  The Board believes that Mr. Martin’s financial and business experience gives him the qualifications and skills to serve as a National Penn director.

R. Chadwick Paul Jr.
Director since 2008
Age 58

Mr. Paul is President & Chief Executive Officer of Ben Franklin Technology Partners of Northeastern Pennsylvania, a technology-based economic development company (2002 to present).  Mr. Paul was initially elected as director on February 1, 2008, in accordance with the merger agreement with KNBT Bancorp, Inc.  He previously served as a director of KNBT and its predecessor, Keystone Savings Bank, since 1984.  Mr. Paul’s educational background includes a Bachelor of Science degree in Business and Economics and an MBA, both from Lehigh University.  The Board believes that Mr. Paul’s entrepreneurial business experience gives him the qualifications and skills to serve as a National Penn director.

C. Robert Roth
Director since 1990
Age 64

Mr. Roth is a Bucks County Magisterial District Judge (1992 to present).  Mr. Roth owned and operated a retail business for 19 years.  Mr. Roth has been a director of National Penn since 1990.  The Board believes that Mr. Roth’s judicial and business experience, coupled with his years of service as a director of National Penn, provide the Board with valuable industry experience and knowledge of National Penn.

Wayne R. Weidner
Director since 1985
Age 69

Mr. Weidner has been a director of National Penn since 1985, serving as its Chairman from 2002 until 2009.  Mr. Weidner’s entire career was spent with National Penn, where he began in 1962.  During his career with National Penn, Mr. Weidner served in various roles including President and CEO of National Penn Bank from 1991 to 2001.  He was also President of National Penn from 1998-2001; President and CEO in 2001; Chairman, President and CEO from 2002-2004; Chairman and CEO from 2004 to 2006; and Chairman in 2007.  Mr. Weidner is now Vice Chairman of the Board of National Penn.  Mr. Weidner served three years on the board of directors of the Federal Reserve Bank of Philadelphia.  Mr. Weidner’s service as an executive, Chairman and director of National Penn, and his business and financial expertise, provide the Board with valuable  industry experience and knowledge of National Penn.

Corporate Governance

National Penn’s governing body is its Board.  The Board is elected by the shareholders to direct and oversee National Penn’s management in the long-term interests of the shareholders.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines that, together with National Penn’s articles of incorporation, bylaws and the charters of Board committees, provide a framework for the governance of National Penn.  Such guidelines are intended to assist the Board in the exercise of its responsibilities.  As the operation of the Board is a dynamic process, these guidelines are reviewed periodically and changed by the Board from time to time as deemed appropriate.  National Penn’s Corporate Governance Guidelines are available on National Penn’s website, www.nationalpennbancshares.com.  To access the guidelines, select “Governance Documents.”

Director Independence

Under The Nasdaq Stock Market’s Marketplace Rules, a Nasdaq-listed company’s board of directors must be comprised of a majority of independent directors.  The Board has determined, after an initial review and determination by the Nominating/Corporate Governance Committee, that each of directors Beaver, Feather, Holton, Kennedy, Kramer, Langiotti, C. Martin, M. Martin, Paquin, Paul, Rigg and Roth is independent as provided under Nasdaq rules.  Messrs. Christian F. Martin IV and Michael E. Martin are not related.  There are no family relationships among the executive officers and directors of National Penn.

Specifically, the Board determined that none of these persons has any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a National Penn director.  Nasdaq rules preclude a determination of independence for any director who:

•	Is, or during the past three years was, employed by National Penn or by any subsidiary of National Penn;

•
Either has a spouse, parent, child or sibling, by blood, marriage or adoption or shares the same residence as any person (a “Family Member”) who is, or during the past three years was, employed by National Penn or by any subsidiary of National Penn as an executive officer;

•
Accepted, or who has a Family Member who accepted, any compensation from National Penn or any subsidiary of National Penn in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than:

-	Compensation for Board or Board committee service;

-	Compensation paid to a Family Member who is an employee (other than an executive officer) of National Penn or a National Penn subsidiary; or

-	Benefits under a tax-qualified retirement plan or non-discretionary compensation;

•
Is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which National Penn or any National Penn subsidiary made, or from which National Penn or any National Penn subsidiary received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in the current or any of the past three fiscal years, other than:

-	Payments arising solely from investments in National Penn’s securities; or

-	Payments under non-discretionary charitable contribution matching programs;

•
Is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of National Penn served on the compensation committee of such other entity; or

•	Is, or has a Family Member who is, a current partner of National Penn’s independent auditors or who worked on National Penn’s audit during any of the past three years.

A majority of Board members are independent directors as defined above and as defined by the Securities and Exchange Commission and other regulatory authorities.  The independent directors periodically meet in executive session without management present.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are directors Holton (Chair), Beaver, Feather, Kramer, C. Martin and Roth.  None of these directors is or was formerly an officer or employee of National Penn, nor did any of them engage in any “related party transaction” with National Penn during 2011.  In addition, none of our directors is an executive officer of another entity of which one of National Penn's executive officers serves on the compensation committee or the board of directors.

Non-Employee Chairman

In accordance with National Penn’s bylaws, the Board has discretion to combine or separate the offices of Chairman and CEO.  Since December 31, 2007, the Board has kept the offices of Chairman of the Board and CEO separate.  The Board believes that this Board leadership structure effectively represents the best interests of shareholders in maximizing value, managing risk and maintaining confidence in National Penn.

Board Membership Criteria

Each member of the Board must possess the individual qualities of competence, collegiality, integrity, accountability and high performance standards.  Candidates for membership on the Board are selected for their character, judgment, business experience and acumen.  Board members are expected to devote the time and effort necessary to be productive members of the Board, including learning the business of National Penn and doing all that is necessary to attend and actively participate in meetings of the Board and its committees.

Each non-employee director is also expected to meet National Penn’s stock ownership guidelines, which require an equity investment in National Penn stock of at least $200,000.  See “Stock Ownership - Guidelines.”

Board Committees

Currently, the Board maintains five committees established pursuant to National Penn’s bylaws - Executive, Audit, Compensation, Directors’ Enterprise Risk Management and Nominating/Corporate Governance.  Each committee operates under its own separate charter, which is approved by the Board.  A comprehensive description of the duties and responsibilities of each committee is set forth in the committee’s charter.  These charters are available on National Penn’s website.  To access these documents, log on to National Penn’s website, www.nationalpennbancshares.com, and select “Governance Documents.”

Executive Committee. The Executive Committee is authorized to act on behalf of the Board during intervals between meetings of the Board.  The Executive Committee can respond quickly to time-sensitive business and legal matters when they arise.  The Executive Committee is currently comprised of seven directors.

Audit Committee. National Penn’s Audit Committee is currently comprised of five directors, all of whom are independent as described under “Director Independence.”  In addition to the above Nasdaq independence requirements, the SEC has issued heightened independence standards pursuant to the Sarbanes-Oxley Act of 2002 that apply to audit committee members.  These standards provide that a member of a Nasdaq-listed company’s audit committee may not, in his or her capacity as a member of the audit committee, the board of directors or any other board committee:

•	Accept, directly or indirectly, any consulting, advisory or other compensatory fee from National Penn or any subsidiary of National Penn, except for certain retirement benefits; or

•	Be an “affiliated person” of National Penn or any subsidiary of National Penn, as defined by SEC rules.

Each of the members of National Penn’s Audit Committee meets these heightened independence standards.

The SEC and Nasdaq also have requirements regarding financial expertise and sophistication.  The Board has determined that each of the following members of the Audit Committee meets the SEC’s definition of “audit committee financial expert” under Nasdaq-listed company audit committee rules: Chair Thomas L. Kennedy, Esq.; Thomas A. Beaver, CPA; Albert H. Kramer, CPA; Patricia L. Langiotti, PMC; and R. Chadwick Paul Jr.  In addition, the Board has identified other members of the Board who, while not presently members of the Audit Committee, would qualify as “audit committee financial experts.”  They are Jeffrey P. Feather, Michael E. Martin and Natalye Paquin.

The Audit Committee’s duties include:

•	Appointing, approving compensation for and providing oversight of, National Penn’s independent registered public accounting firm;

•	Approving all audit and non-audit services to be performed by the independent registered public accounting firm;

•	Reviewing the scope and results of the audit plans of the independent registered public accounting firm and internal auditors;

•	Overseeing the scope and adequacy of internal accounting control and record-keeping systems;

•	Reviewing the objectivity, effectiveness and resources of National Penn’s internal audit function;

•	Conferring independently with, and reviewing various reports generated by, the independent registered public accounting firm;

•	Resolving any disagreements between management and the independent registered public accounting firm; and

•
Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee.  National Penn’s Compensation Committee generally reviews, approves and reports to the Board on compensation and related programs and plans.  The Compensation Committee is currently comprised of five directors, all of whom are independent as described under “Director Independence.”  The Compensation Committee’s responsibilities are described below in the section of “Compensation Discussion & Analysis” entitled “Role of the Committee.”

The Compensation Committee has authority under its charter to retain outside counsel, compensation consultants or other experts of its choice and receives adequate funding from National Penn to engage such advisors.  For information on Towers Watson, the compensation consultant retained by the committee in August 2011, see the section of “Compensation Discussion & Analysis” entitled “Compensation Consultant.”  Fees paid to Towers Watson for services performed during 2011 were $121,647.  The Committee’s prior compensation consultant, Pearl Meyer & Partners, was paid $9,539 for services performed in 2011 through August.

Nominating/Corporate Governance Committee.  National Penn’s Nominating/Corporate Governance Committee identifies and recommends nominees for election to the Board and oversees matters of corporate governance, including Board performance.  The Nominating/Corporate Governance Committee is currently comprised of five directors, all of whom are independent as described under “Director Independence.”

The Nominating/Corporate Governance Committee’s duties include:

•	Screening and recommending candidates as nominees for election to the Board (see also “Consideration of Director Nominees” below);

•	Managing the annual Board and individual director performance assessments;

•	Overseeing the orientation and education of directors;

•	Reviewing corporate policies such as Code of Conduct, stock ownership of directors and management, insider trading and director attendance; and

•	Ensuring an appropriate structure for management succession and development.

Directors’ Enterprise Risk Management Committee.  National Penn’s Directors’ Enterprise Risk Management Committee assists the Board in providing oversight, direction and authority to management regarding National Penn’s enterprise-wide risk management process.  The Directors’ Enterprise Risk Management Committee is currently comprised of five directors, all of whom are independent as described under “Director Independence.”

In 2011, the Board terminated the Finance/Investment Committee and the Technology Committee, as well as the National Penn Bank Compliance and Asset Review Committees.  The responsibilities of the Finance/Investment Committee were transferred to the Directors’ Enterprise Risk Management Committee and the Executive Committee.  The Technology Committee responsibilities were transferred to the Directors’ Enterprise Risk Management Committee.  The responsibilities of the Compliance and Asset Review Committees were transferred to the Executive Committee.

Consideration of Director Nominees

The Nominating/Corporate Governance Committee selects individuals for nomination to the Board based on the criteria set forth in National Penn’s Corporate Governance Guidelines.  Under these criteria, a majority of the directors are to be independent as described under “Director Independence.”

The Board believes independent directors add balance and diversity to the composition of the Board and should bring expertise and experience in areas related to important strategic needs of National Penn.  Selection of directors is to be made from among individuals whose leadership and effectiveness have been demonstrated or whose specialized training or experience will be of value to National Penn.  Candidates for the Board are to meet the following qualifications:

•	High-level competence and leadership experience in business or administrative roles;

•	Breadth of knowledge about issues affecting National Penn;

•	Ability and willingness to work on a collegial basis with other National Penn directors and National Penn management and to contribute special competencies to Board activities;

•	Unquestioned personal integrity;

•	Loyalty to National Penn and concern for its success;

•	Courage to criticize and to apply sound business ethics;

•	Ability to exercise sound and independent judgment;

•	Awareness of a director’s vital part in National Penn’s good corporate citizenship and corporate image; and

•	Time available for meetings and consultation on National Penn matters.

In considering individual director candidates, the Nominating/Corporate Governance Committee considers individuals who, in the judgment of the committee, would be best qualified to serve on the Board.  The committee considers the experience and expertise already present on the Board so as to broaden the collective experience and expertise of the Board.  Moreover, the Board endorses the committee’s seeking qualified directors from diverse backgrounds in the context of the Board as a whole.  Diversity of backgrounds is considered along with other such factors, including experience, qualifications and skills.  While diversity of backgrounds is a significant factor in nominating candidates, the Nominating/Corporate Governance Committee has not yet adopted a formal policy on diversity in board composition.

Candidates for membership on the Board may be suggested by a director or shareholder and may be recommended by professional search firms retained by the Nominating/Corporate Governance Committee.  Shareholders who wish to suggest candidates as nominees should write to National Penn Bancshares, Inc., Philadelphia and Reading Avenues, P. O. Box 547, Boyertown, PA 19512 (Attention: Corporate Secretary), stating in detail the qualifications of the persons they recommend.  Likewise, e-mail communications should be addressed to the Corporate Secretary at andy.ellsworth@nationalpenn.com.  The Nominating/Corporate Governance Committee evaluates candidates suggested by shareholders in the same manner it evaluates any other nominee.  For information on how to submit the name of a person to be considered by the Nominating/Corporate Governance Committee for possible nomination as a director, please see “Contacting the Board” below and the discussion of “Shareholder Proposals and Nominations.”

Code of Conduct

National Penn has adopted a Code of Conduct that addresses, among other things, ethical conduct, conflicts of interest, integrity of financial reports, legal compliance and the reporting of violations.  The Code of Conduct applies to all directors, officers and employees.  All directors, officers and employees are required annually to affirm their acceptance of, and compliance with, the Code of Conduct.  The Code of Conduct may be accessed on National Penn’s website, www.nationalpennbancshares.com, by selecting “Governance Documents.”

Contacting the Board

The Board welcomes communications from shareholders and has adopted a procedure for receiving and addressing them.  Shareholders may write to either the entire Board or individual directors.  To do so, shareholders should send their communications to National Penn Bancshares, Inc., Philadelphia and Reading Avenues, P. O. Box 547, Boyertown, PA 19512 (Attention: Corporate Secretary).  Likewise, e-mail communications should be addressed to the Corporate Secretary at andy.ellsworth@nationalpenn.com.  The Corporate Secretary does not screen letters or e-mails for content, but will forward a letter or e-mail to an individual director or Board committee as the Corporate Secretary feels appropriate if no specific direction is provided.

Board Committees, Meetings and Attendance

The following table summarizes the Board committees on which each National Penn director serves as of March 2, 2012, as well as each director’s position on such committee (C = Chair; M = Member).

Name	Executive	Audit	Compensation	Nominating/ Corporate Governance	Directors’ Enterprise Risk Management
Non-Employee Directors:
Thomas A. Beaver (l)	C	M	M	M
Jeffrey P. Feather	M		M	C
Donna D. Holton			C		M
Thomas L. Kennedy	M	C			M
Albert H. Kramer		M	M
Patricia L. Langiotti	M	M		M	C
Christian F. Martin IV			M
Michael E. Martin	M			M
Natalye Paquin				M	M
R. Chadwick Paul Jr.		M			M
Robert E. Rigg		M
C. Robert Roth			M		M
Wayne R. Weidner	M
Employee Director:
Scott V. Fainor	M

Number of Meetings Held in 2011:	9	8	7	4	4

(1)	In his capacity as non-executive Chairman, Mr. Beaver regularly attends all Committee meetings, including those committees of which he is not a formal member.

___________________

During 2011, the Board met 10 times.  Each director attended at least 75% or more of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by the committees on which he or she served.

Under National Penn’s current corporate governance guidelines, National Penn directors are required to attend annual meetings of shareholders.  Fifteen directors attended the 2011 annual meeting of shareholders.

Director Compensation

The following table sets forth information on compensation of all National Penn non-employee directors for the fiscal year ended December 31, 2011:

Name (a)	Fees Earned or Paid in Cash (b) (2) ($)	Restricted Stock Awards (c) (3) ($)	Option Awards(d) (4) ($)	Non-Equity Incentive Plan Compensation (e) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (f) (5) ($)	All Other Compensation (g) ($)	Total (h) ($)
Thomas A. Beaver	124,000	100,005	0	0	6,403	0	230,408
Jeffrey P. Feather	53,000	57,006	0	0	1,781	0	111,787
Donna D. Holton	48,250	57,006	0	0	1,781	0	107,037
Thomas L. Kennedy	72,250	57,006	0	0	1,781	0	131,037
Albert H. Kramer	48,750	50,002	0	0	1,437	0	100,189
Patricia L. Langiotti	63,250	57,006	0	0	2,184	0	122,440
Christian F. Martin IV	39,500	50,002	0	0	3,287	0	92,789
Michael E. Martin (1)	40,250	0	0	0	0	0	40,250
Natalye Paquin	38,000	57,006	0	0	1,797	0	96,803
R. Chadwick Paul Jr.	38,750	50,002	0	0	1,617	0	90,369
Robert E. Rigg	35,750	50,002	0	0	3,518	0	89,270
C. Robert Roth	54,250	50,002	0	0	1,708	0	105,960
Wayne R. Weidner	53,500	50,002	0	0	1,622	0	105,124

(1)	Michael E. Martin was appointed to the Board of Directors on February 11, 2011. In accordance with the policy of Warburg Pincus LLC, Mr. Martin remits all cash directors’ fees to Warburg Pincus.

(2)
Amounts reported are cash retainers, Board meeting fees and Board standing and special committee meeting fees.  Under the Directors’ Fee Plan, each non-employee director may choose to be paid these fees, in lieu of cash, in (a) shares of National Penn common stock, (b) National Penn common stock units or (c) deferred cash.  National Penn common stock units are credited with dividend equivalents (at National Penn’s cash dividend rate) in the form of additional common stock units.  All common stock units are converted to actual shares of National Penn common stock and issued to an individual upon his or her termination of service as a director or attaining age 65.  Deferred cash is credited with interest at a money market rate and is paid out to an individual upon his or her termination of service as a director or attaining age 65.

(3)
Amounts reported are the grant date fair value for restricted stock unit awards (“RSUs”) made in 2011 for each individual under the Long-Term Incentive Compensation Plan.  RSUs, like common stock units under the Directors’ Fee plan, are credited with dividend equivalents (at National Penn’s cash dividend rate) in the form of additional RSUs, and are converted to actual shares of National Penn common stock and issued to an individual at a future date, subject to satisfaction of an award’s service restrictions and other terms and conditions.  As of December 31, 2011, each individual has the following aggregate number of common stock units (including RSUs) credited to his or her account: Thomas A. Beaver: 33,617; Jeffrey P. Feather: 19,948; Donna D. Holton: 19,948; Thomas L. Kennedy: 19,948; Albert H. Kramer: 16,095; Patricia L. Langiotti: 19,948; Christian F. Martin IV: 18,114; Michael E. Martin: 0; Natalye Paquin: 20,128; R. Chadwick Paul Jr.: 18,114; Robert E. Rigg: 20,233; C. Robert Roth: 19,132; and Wayne R. Weidner: 18,170.

(4)
As of December 31, 2011, each individual has the following aggregate number of option awards outstanding: Thomas A. Beaver: 0; Jeffrey P. Feather: 33,475; Donna D. Holton: 33,475; Thomas L. Kennedy: 5,665; Albert H. Kramer: 663; Patricia L. Langiotti: 8,364; Christian F. Martin IV: 33,475; Michael E. Martin: 0; Natalye Paquin: 0; R. Chadwick Paul Jr.: 33,475; Robert E. Rigg: 4,556; C. Robert Roth: 8,364; and Wayne R. Weidner: 447,412.

(5)
Amounts reported are the interest credited in 2011 on deferred cash balances under the Director’s Fee Plan and the fair market value of additional common stock units (including RSUs) credited in 2011 on a dividend reinvestment of common stock units (including RSU balance) under the Directors’ Fee Plan and the Long-Term Incentive Compensation Plan.

The following table summarizes the compensation arrangements with non-employee directors (Outside Directors) for 2012:

NATIONAL PENN BANCSHARES / NATIONAL PENN BANK
Outside Directors only

Retainers: Board members must attend in person or by phone 75% of meetings (Board and Committee Meetings combined) to be paid retainer.  Committees include: National Penn Audit, Executive, Compensation, Nominating/Corporate Governance, Directors’ Enterprise Risk Management

Chairman of Board	$120,000
Chairman of National Penn Board Committee (if other than Chairman of the Board)	34,000

All Other Board Members	29,000

Special National Penn/National Penn Bank Board Meeting Fees - per meeting attended	1,500

National Penn/National Penn Bank Executive Committee Retainer	9,000
National Penn/National Penn Bank Audit Committee Retainer National Penn/National Penn Bank Committee Member Retainer	6,000 3,000

Director Emeritus (none currently) - Retainer	2,000

NATIONAL PENN WEALTH MANAGEMENT, N.A.
Outside Directors only

Retainer	3,000

 Compensation Committee Report

The committee has reviewed with National Penn management the section of this proxy statement captioned “Compensation Discussion & Analysis,” or the CD&A, and has recommended to the Board of Directors that this CD&A be included in this proxy statement and in National Penn’s Annual Report on Form 10-K for the year ended December 31, 2011.

Up until March 16, 2011, National Penn was a participant in the Troubled Assets Relief Program Capital Purchase Program, or the TARP CPP, established by the United States Department of the Treasury under the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, which we collectively refer to as the Recovery Act.  On that date, National Penn repurchased all of the senior preferred stock that U.S. Treasury had purchased under the TARP CPP.  As a result, the period during which National Penn was required to comply with the TARP Final Rules was limited.

On June 15, 2009, U.S. Treasury enacted Interim Final Rules with regards to TARP Standards for Compensation and Corporate Governance, which we refer to as the TARP Final Rules, as amended.  The TARP Final Rules require the committee to provide, at least once per fiscal year, a narrative description explaining how senior executive officer compensation plans do not encourage senior executive officers (“SEOs”) to take unnecessary and excessive risks that threaten the value of National Penn.  The narrative must also explain how unnecessary risks have been limited in employee compensation plans and how such plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee.  For purposes of this risk assessment, the committee determined that our SEOs for the applicable portion of 2011 are Scott V. Fainor,  Michael J. Hughes, Sandra L. Bodnyk, David B. Kennedy and Donald P. Worthington.

In creating the narrative for the applicable portion of 2011, the committee, with the assistance of several members of National Penn management, referred to as the senior risk officers, relied in part upon the information and analysis contained in the most recent prior risk assessment performed by the Company’s senior risk officers.  Accordingly, the committee’s narrative follows:

Risk Aspects of Senior Executive Officer (SEO) Compensation

We, the committee, reviewed the following incentive compensation arrangements to ensure that the SEOs were not encouraged to take unnecessary and excessive risks that could threaten the value of National Penn:

•	base salary;
•	annual incentive compensation under the Executive Incentive Plan;
•	long-term incentive awards under the Long-Term Incentive Compensation Plan;
•	severance arrangements; and
•	supplemental executive retirement plans (“SERPs”).

To the extent the compensation arrangements of the SEOs were substantially similar, we considered this issue in the aggregate.  Individual compensation elements, including personal performance goals, were also considered.

Further, we identified the following major areas of risk with respect to the senior executive officer compensation plans:

• Asset Quality	• Liquidity Management
• Capital Management	• Profitability
• Overall Enterprise Management	• Human Capital Risk
• Reputation Risk	• Legal, Legislative and Regulatory Risk

In our review, we found no instances of plan features that encourage excessive risk-taking, and we concluded that these compensation arrangements and the 2011 performance goals did not encourage any of the SEOs to take unnecessary and excessive risks that could threaten the value of National Penn.  In addition, when all components of executive compensation are combined, we found that base salary continued to have the greatest economic value and the least degree of risk-taking compared to the other variable elements of compensation.  Our conclusions were based on the following:

Base Salary.  Base salaries for the SEOs are currently targeted “at market” (see “Philosophy and Strategy of Executive Compensation – Elements of Executive Compensation”). When considered as one part of a multiple-part executive compensation program, current SEO salaries are not disproportionately low as compared to annual and long-term incentive compensation opportunities.  If they were, this could unduly encourage risk-taking to try to reach “stretch” targets of incentive compensation. We conclude that current salaries do not provide any incentives to any SEO to take actions increasing the risks identified above so as to threaten the value of National Penn.

Executive Incentive Plan.  The Executive Incentive Plan provides the opportunity for annual cash incentives to be awarded to executive officers based on annual company and individual performance goals.  With input from our CEO, we annually review all components of the plan, including participation, performance measures, award levels and all other administrative features.  At the beginning of the year, we approve performance parameters and award schedules for the upcoming year.  National Penn’s performance parameters may be one or more financial or other performance measures established by us and not mandated by the plan.

In 2011, in conjunction with adoption of the 2011 Strategic Plan, updated Risk Appetite Statement and 2011 Profitability Plan (the budget), each approved by our Board of Directors, we established two company performance goals:  return on average assets, pre-TARP costs (“pre-TARP ROAA”), and achievement of five strategic business objectives. A balance of multiple performance measures underlies these company performance goals.  We believe this balance of measures serves as a risk mitigant because no single measure has an overly disproportionate impact on potential incentive awards.  See “Executive Compensation Decisions – Executive Incentive Plan” in the CD&A.

We believe that the pre-TARP ROAA targets are reasonable and that the optimum target does not encourage taking excessive risks in trying to reach them.  The non-earnings related 2011 strategic business objectives are broad-based, and generally related to improving regulatory compliance and building a stronger balance sheet and a stronger competitive position.  We regard moving away from earnings per share targets, the metric used in years before 2010, as a positive change that encourages prudence in decision-making.

Another feature of the Executive Incentive Plan is the structure of the awards and the relationship of potential payouts to performance.  2011 performance metrics are established with a threshold, target and optimum value with corresponding award values.  For performance between these points, awards will be interpolated, thus reducing the risk of executive action to “stretch” to the next award level.   No incremental awards will be provided for performance above the maximum value.  This is intended to reduce the likelihood of excessive risk-taking with the goal of achieving an abnormally high bonus.

We also introduced into the Executive Incentive Plan a “clawback” policy for 2011 and subsequent years. See “Executive Compensation Decisions – Risk Balancing Features” in the CD&A.

The Executive Incentive Plan also has a mandatory five-year deferral feature that could apply to a portion of an SEO’s award.  This feature has not been used since 2009.

Lastly, in connection with its participation in the TARP CPP, National Penn and National Penn Bank entered into TARP restriction agreements with all potential SEOs and next top 20 most highly compensated employees (as defined in the TARP Final Rules).  These TARP restriction agreements remained in effect up until March 16, 2011, when the TARP CPP investment was repaid.  As it pertains to the Executive Incentive Plan, each TARP restriction agreement provides that:

•
During any time period when each such officer is classified by the committee as either an SEO or one of the top 20 most highly compensated employees, any bonus or incentive compensation paid to such officer will be subject to recovery by National Penn and/or National Penn Bank if the payments were based on financial statements or performance metric criteria that are later proven to be materially inaccurate;

•
During any time period when each such officer is classified by the committee as either an SEO or one of the top five most highly compensated employees, the officer agrees to forfeit any payments to which he may be entitled resulting from the officer’s departure from National Penn and/or National Penn Bank or from a change-in-control of National Penn and/or National Penn Bank; and

•
During any time period when each such officer is classified by the committee as one of the top five most highly compensated employees (irrespective of being an SEO), the officer will forfeit the payment of, or the acquisition of a legally binding right to, any bonuses or retention awards after June 15, 2009, except for restricted stock awards permitted under the TARP Final Rules, if any are made.

Based on our review and analysis of the 2011 Executive Incentive Plan performance parameters, the plan’s current structure and the effect of the TARP restriction agreements up until repayment of the TARP CPP investment, we conclude that these potential awards do not provide any incentives to an SEO to take actions increasing the risks identified above so as to threaten the value of National Penn.

Long-Term Incentive Compensation Plan.  Each SEO currently participates in the annual awards of long-term incentive compensation grants under National Penn’s Long-Term Incentive Compensation Plan, or the LTIC Plan.  See “Philosophy and Strategy of Executive Compensation – Elements of Executive Compensation” in the CD&A.  Through 2008, these awards to the SEOs consisted solely of non-qualified stock options, which vested at a rate of 20% each year over a five-year period.  We believe that the value of these stock option awards, given the vesting schedule, is soundly grounded in National Penn’s long-term financial performance, presenting little or no incentive for excessive or unnecessary risk taking.  Also, when considering the amount of long-term incentive compensation as a percentage of our multi-part executive compensation program (see “Philosophy and Strategy of Executive Compensation – Total Compensation Positioning and Mix” in the CD&A), we believe long-term incentive opportunities are meaningful, but not of a magnitude that would motivate our executives to take excessive or unnecessary risks.  Further, National Penn’s stock ownership guidelines, and restrictions on sale opportunities imposed by National Penn’s insider trading policy, significantly restrict any opportunities for profit based on a short-term upward movement in National Penn’s stock price.

In addition, as mentioned above, in connection with its participation in the TARP CPP, National Penn and National Penn Bank entered into TARP restriction agreements with all potential SEOs and the next top 20 most highly compensated employees.  These TARP restriction agreements remained in effect up until March 16, 2011, when the TARP CPP investment was repaid.  During any time period when an officer is classified by National Penn as either an SEO or one of the relevant most highly compensated employees, the restrictions that apply to the Executive Incentive Plan, including those that limit the payment of, or acquisition of a legally binding right to, any bonuses or retention awards until the TARP CPP investment in National Penn was repaid, likewise apply to the LTIC Plan.

As to National Penn’s 2010 and 2011 grants of restricted stock discussed in the CD&A, we view the vesting and transfer restrictions (discussed in the CD&A) as affirmatively supporting a risk-averse perspective on company operations.   Multiple-year service requirements (vesting) do not present inducements for unnecessary or excessive risk-taking in company operations.  Rather, they are an inducement to job retention.

Based on our review of 2010 and 2011 awards under the LTIC Plan, we do not see these awards as providing any incentives to an SEO to take actions increasing the risks identified above so as to threaten the value of National Penn.

Severance Arrangements.  A company’s severance compensation policies must also be considered when assessing whether a compensation program encourages unnecessary or excessive risk-taking.

Severance packages can encourage risk-taking if an executive can leave the company when his or her decisions turn out badly, but still receive generous severance compensation, often including accelerated vesting of stock options and restricted stock.  National Penn’s compensation package has been weighted in favor of salary, and National Penn generally does not utilize large severance packages.  Nonetheless, we reviewed these arrangements as part of our overall risk analysis.

National Penn generally provides its executive officers with a potential severance benefit only in a change-in-control context.  The change-in-control event must be followed with an adverse change in the individual’s employment status.  These benefits could provide an incentive to an executive officer to seek a sale of National Penn.  One could argue that these benefits may serve to insulate an officer from the consequences of ill-advised risk-taking because, in a worst case scenario, National Penn could be sold and a change-in-control benefit potentially received.  Messrs. Fainor, Hughes, Worthington and Ms. Bodnyk have employment contracts providing for severance payments for termination under certain circumstances in addition to a change-in-control.  There is a level of risk associated with these contracts for the individuals to take business risks because they have a severance package.  However, there are non-competition and retention components of these contracts which offset potential risk.  Further, under their TARP restriction agreements, payment of these severance benefits, whether in a change-of-control context or otherwise, was prohibited up until March 16, 2011, when the TARP CPP investment was repaid.

While not a severance arrangement per se, National Penn’s compensation plans and arrangements generally distinguish between terminations for “cause” and terminations not for “cause.”  If termination is not for “cause” (and such individual, unlike the SEOs, is not restricted by a TARP restriction agreement), the terminated employee still receives deferred incentive plan payments and unvested stock options immediately become vested.  However, in a termination for “cause,” these benefits are lost.  In addition, vested stock options are cancelled.  The definition of “cause” generally excludes a termination as a result of questionable judgment on the part of the employee and requires a willful failure to perform duties resulting in demonstrable material injury and damage to National Penn.  Arguably, this narrow definition of “cause” could lead an SEO to believe that he is protected from the potential consequences of excessive risk-taking activities.

We do not see the potential benefits of the foregoing severance arrangements as sufficient to provide a meaningful incentive to an SEO to take actions increasing the risks identified above so as to threaten the value of National Penn.

Supplemental Executive Retirement Plans (SERPs).  Mr. Worthington has a SERP.  We note its existence because it represents non-qualified deferred compensation.  Because he is a general creditor with respect to these benefits, we believe the SERP creates incentives for acting conservatively with regard to risk-taking.

Risk Aspects of Non-SEO Employee Compensation

For 2011, National Penn consolidated over 20 employee compensation plans into 10 plans, standardized the formats of these plans, introduced into each plan specific risk identification provisions and implemented a company-wide “clawback” policy.  See “Executive Compensation Decisions – Risk Balancing Features” in the CD&A.  In addition, National Penn has taken a uniform approach in 2011 to the establishment of performance goals for employee compensation plans. This approach is based on the following guidelines:

•	Mitigating risk by avoiding linking performance goals to metrics that do not have adequate risk controls in place;
•	Providing for multiple performance metrics and avoiding paying incentive awards as a result of attaining only one performance metric;
•
Drafting annual performance goals and award schedules with clarity, and updating plan participants periodically about National Penn’s and their own performance relative to attaining the performance goals;

•	Avoiding creating a performance goal spread that is unreasonably large by keeping stretch and target goals focused;
•	Including a company-wide performance goal threshold; and
•	Providing stretch/maximum levels of performance that are challenging, but attainable, reflecting exceptional performance.

We reviewed the employee compensation plans seeking to determine whether any elements could provide an incentive to a plan participant to take unnecessary and excessive risks that could threaten the value of National Penn or to manipulate earnings to increase his or her compensation.  In doing so, in addition to the specific risks identified in each plan document, the major areas of risk identified with respect to the employee compensation plans were the same as those discussed above regarding the SEO compensation plans.

We noted that the employee compensation plans include among their performance goals either or both of the two company goals discussed above under the Executive Incentive Plan subdivision of this report:  Pre-TARP ROAA and the non-earnings related strategic business objectives set for 2011.  This multiple performance metric ties business unit performance and individual performance into the overall performance of National Penn.  Further, this aligns these plans with National Penn’s Board-approved 2011 Strategic Plan, Risk Appetite Statement and Profitability Plan for 2011.

After our review, our conclusion is that none of the employee compensation plans contain features that encourage excessive risk-taking or encourage the manipulation of earnings to increase compensation.  Our review also revealed that these plans have sufficient controls in place to discourage a participant from taking unnecessary risk.

Compensation Committee Certification

The committee certifies that:

(1)  It has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of National Penn;

(2)  It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to National Penn; and

(3)  It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of National Penn to enhance the compensation of any employee.

Donna D. Holton, Chair
Thomas A. Beaver
Jeffrey P. Feather
Albert H. Kramer
Christian F. Martin IV
C. Robert Roth

 Compensation Discussion & Analysis

This Compensation Discussion & Analysis, or CD&A, is intended to assist shareholders in understanding and evaluating the information found in this proxy statement under the captions “Executive Compensation” and “Potential Payments Upon Termination or Change-in-Control.”  These two sections provide information about the compensation and benefits provided to all persons who served as National Penn’s principal executive officer or principal financial officer in 2011, as well as the three other most highly compensated National Penn executive officers in 2011.  These “named executive officers” are identified below in this CD&A under the caption “2011 Named Executive Officers.”

An Overview of 2011 National Penn Executive Compensation

At the beginning of 2011, National Penn’s Compensation Committee, which we refer to as the committee, approved the overall compensation program for 2011 for National Penn’s Chief Executive Officer (“CEO”) and other named executive officers (“NEOs”). Among the committee’s primary considerations in approving the 2011 compensation program was to provide incentives for achieving and maintaining profitability in 2011 and long-term financial performance.  2011 base salary for our CEO was also approved by the independent members of the Board of Directors.

Compensation for 2011 consisted of three primary elements - base salary, potential cash incentive awards and equity incentive awards.  In order to recognize changes in the responsibilities of certain of our NEOs, as well as in recognition of the performance of certain of our NEOs, the salaries of some of our NEOs were changed in 2011.  See “Executive Compensation Decisions - Base Salary” below.

To implement the non-salary components, the committee, in January 2011, first established performance goals for 2011 under National Penn’s Executive Incentive Plan.  These goals included a combination of corporate performance goals, which include profitability, as measured by return on adjusted average assets (pre-Troubled Asset Relief Program or pre-TARP) and long-term strategic performance, as measured against the successful attainment of five other key strategic business objectives, as well as individual performance goals.

In January 2012, the committee evaluated the company’s 2011 financial performance, which is described in our 2011 annual report.  Given the financial results for the year, the committee concluded that National Penn achieved the maximum levels on the return on adjusted average assets goal, and that all of the other five strategic business objective goals were attained.  Because the return on adjusted average assets goal and all of the other five strategic business objectives were met at the optimum performance level, the committee approved company performance awards for the NEOs under the Executive Incentive Plan at 100% of the “Optimum” performance level, which is equivalent to 150% of “Target” performance level.  See “Executive Compensation Decisions - Executive Incentive Plan.”

A major priority for National Penn in 2011 was repayment to the U.S. Treasury for its investment in National Penn under its Troubled Asset Relief Program Capital Purchase Program, which we refer to as the TARP CPP.  National Penn redeemed 100% of the senior preferred stock that U.S. Treasury held under the TARP CPP on March 16, 2011.  For their efforts in connection with this repayment, certain shares of restricted stock previously awarded to Messrs. Fainor and Hughes and Ms. Bodnyk became fully vested and all applicable transfer restrictions lapsed.  See “Executive Compensation Decisions – Long-Term Incentive Compensation Plan.”

2011 Named Executive Officers

Mr. Fainor and four other persons are National Penn’s NEOs for 2011.  The following table identifies those additional NEOs, as well as the positions held by all of our NEOs in 2011:

Name	Position at 12/31/2011
Scott V. Fainor	President and Chief Executive Officer
Michael J. Hughes	Group Executive Vice President and Chief Financial Officer
Sandra L. Bodnyk	Group Executive Vice President and Chief Risk Officer
David B. Kennedy	Group Executive Vice President – General Bank
Donald P. Worthington	Group Executive Vice President – Wealth Management

Role of the Committee

The committee operates under a written charter reviewed, updated and approved annually by National Penn’s board of directors.  The committee’s role and responsibilities regarding executive compensation are to:

•	Develop an overall executive compensation philosophy and strategy, including independent research on executive officer compensation;

•
Determine appropriate levels of executive compensation, including the mix between fixed and incentive compensation and the mix between short-term and long-term compensation, without encouraging unnecessary and excessive risk-taking;

•	Develop executive compensation procedures and programs consistent with the approved compensation philosophy and strategy;

•	Approve participation, performance measures and performance parameters for awards under the Executive Incentive Plan and the Long-Term Incentive Compensation Plan;

•
Review and approve corporate goals and objectives relevant to CEO compensation, evaluate our CEO’s performance in light of those goals and objectives and approve our CEO’s compensation level based on this evaluation;

•	Review and approve employment, severance and/or change-in-control agreements for National Penn’s Section 16 reporting executive officers; and

•
Review and approve the compensation of National Penn’s Section 16 reporting executive officers as recommended by our CEO (which reviews generally include a review of competitive market data for these individuals and consideration of market conditions).

Compensation Consultant

The committee has historically retained a compensation consultant.  Generally, this compensation consultant provides the committee with peer executive and non-employee director compensation data, as well as expertise and advice on various matters brought before the committee.  The committee has the sole authority to retain and terminate the independent compensation consultant and approve fees and other engagement terms.  In April 2009, the committee retained Pearl Meyer & Partners, referred to as PM&P, as its independent compensation consultant.  In August 2011, Towers Watson was retained as the independent compensation consultant.

Peer Group Comparison & Benchmarking

The committee regularly reviews the competitive market to compare executive pay and performance to market norms and to provide guidance for setting total compensation guidelines.  In 2009, the committee engaged PM&P to conduct a comprehensive benchmark analysis.  As part of this analysis, PM&P proposed a peer group of institutions of similar asset size and regional location to be used as a key source of information in its review.  The peer group, which was approved by the committee, was based on objective criteria and represented 20 institutions (with National Penn positioned at median asset size) located in the mid-Atlantic, northeastern, or midwestern United States, of similar size and with generally similar business models.

In 2011, the committee engaged Towers Watson, as its new independent compensation consultant, to conduct comprehensive benchmark analyses of non-employee Board of Director compensation and compensation of certain executives.  As a result, in October 2011, Towers Watson proposed a revised peer group based on their analysis.  The revised peer group, which was approved by the committee, was based on objective criteria and included 19 institutions (with National Penn positioned at median of total assets, market capitalization and total employees) located in the mid-Atlantic or northeastern United States, of similar size and with generally similar business models.

The revised peer group is listed below.

Company Name	City, State	Ticker Symbol
Astoria Financial Corporation	Lake Success, NY	AF
Beneficial Mutual Bancorp, Inc.	Philadelphia, PA	BNCL
Community Bank System, Inc.	De Witt, NY	CBU
F.N.B. Corporation	Hermitage, PA	FNB

First Commonwealth Financial Corp.	Indiana, PA	FCF
First Financial Bancorp.	Cincinnati, OH	FFBC
FirstMerit Corporation	Akron, OH	FMER
Fulton Financial Corporation	Lancaster, PA	FULT
Investors Bancorp, Inc.	Short Hills, NJ	ISBC
NBT Bancorp, Inc.	Norwich, NY	NBTB
Northwest Bancshares, Inc.	Warren, PA	NWBI
Park National Corporation	Newark, OH	PRK
Provident Financial Services, Inc.	Jersey City, NJ	PFS
S&T Bancorp, Inc.	Indiana, PA	STBA
Signature Bank	New York, NY	SBNY
Susquehanna Bancshares, Inc.	Lititz, PA	SUSQ
United Bankshares, Inc.	Charleston, WV	UBSI
Valley National Bancorp	Wayne, NJ	VLY
Webster Financial Corporation	Waterbury, CT	WBS

In addition to the peer group, Towers Watson used its own industry survey, the 2011 Financial Services Executive Compensation Survey, which reflects data from 50 banks.  All data reflected the appropriate survey scope for banks of similar asset size to National Penn.

Data and competitive perspective were assessed by component (e.g., base salary, annual cash incentives, long-term equity incentives) and in aggregate to provide a comprehensive review of total compensation.  The relationship between pay and performance between National Penn and the peer group was also analyzed.  Data from Towers Watson’s analysis was used to assess the effectiveness of the current compensation program in meeting desired objectives, as well as develop total compensation guidelines and serve as a r eference for decisions going forward.

In addition, in the interest of keeping current with emerging market awareness, the committee receives and reviews other available information on executive compensation practices, executive compensation trends, industry trends, pay levels and regulatory updates throughout the year.  Such sources range from reviewing available compensation surveys and databases as well as attending industry meetings.  While benchmarking is important to the committee’s analysis of the compensation of our executives, it is based on historical data and may not in all cases represent best practice going forward.  Such data, while a helpful resource, is not meant to supplant the committee’s review of National Penn executives’ performance, internal pay equity information and other market information, all of which the committee believes are necessary when making compensation decisions.  Thus, the committee has the discretion to set compensation levels that are higher or lower than targeted “market” benchmarks.

Role of Executives in Establishing Compensation

During 2011, our CEO worked with the committee in designing and implementing National Penn’s compensation programs for all executive officers, excluding himself.  His role included:

•	Recommending performance targets, goals and objectives;

•	Evaluating executive performance;

•
Advising and consulting with the committee regarding corporate titles, base salaries, annual incentive plan categories, long-term incentive compensation awards, general awards and employment terms for executives; and

•	Providing background information for committee meeting agenda items.

In 2011, our CEO generally attended committee meetings, but was not present during executive sessions of the committee when matters related to him were discussed.  Periodically, National Penn’s Chief Financial Officer and Chief Risk Officer attended committee meetings in order to keep the committee informed with regard to National Penn’s financial position and risk balancing activities that may affect compensation decisions.  In addition, other executive officers, including National Penn’s Corporate Secretary/Chief Legal Officer intermittently attended committee meetings, generally to provide reports, information and advice about agenda topics.

Philosophy and Strategy of Executive Compensation

Overall Objective

The overall executive compensation philosophy and strategy at National Penn is to provide a total compensation package which is balanced and competitive in the external market and correlates to National Penn’s strategic business plan.  The package is also intended to compensate superior individual and corporate performance appropriately based on financial and strategic performance measures that increase longer-term shareholder value, all without encouraging excessive or undue risk-taking.

Benchmark References

As noted above, the committee regularly reviews and considers market and peer data as well as other available best practice information to facilitate their assessment of executive compensation and performance.  The committee references several resources, including, but not limited to, peer group information, industry compensation surveys and industry performance data.  These resources are used to assist the committee in assessing the competitiveness of current pay levels as well as to set compensation program guidelines.

Total Compensation Positioning and Mix

National Penn generally targets its total compensation package (both individual components and in the aggregate) to be competitive with market (i.e., approximately 50th percentile). While targets are set to provide competitive pay for meeting expected performance, actual pay levels (by component and in the aggregate) vary to reflect performance relative to goals and industry performance over both short- and long-term timeframes.

In the aggregate, the objective of National Penn’s total compensation program is to provide an appropriate “mix” and balance of fixed and variable (i.e., incentive/performance) compensation.  The target mix of compensation will vary based on the executive’s role, and the actual mix will vary based on performance (e.g., in a year when no annual incentive is paid, the percentage of total compensation paid in salary will increase). The focus on mix is to ensure our total compensation program is appropriately focused on fixed versus variable compensation.

In general, the committee targets the following elements as a percentage of total direct compensation (salary plus target annual cash and long-term equity incentive) for its NEOs:

•	Base salary will comprise between 40% and 55%;

•	Target annual cash incentives will comprise between 20% and 30%; and

•	Long-term equity incentives will comprise between 20% and 30%.

The result is that 40% to 60% of a named executive officer’s total compensation will vary based on performance.  The committee recognizes, however, that certain components of its NEOs’ 2011 actual compensation mix (i.e., annual cash incentives) have slightly deviated from the target percentages discussed above. The committee views this outcome as an anomaly, attributable to the unique circumstances surrounding repayment of the U.S. Treasury’s TARP CCP investment and efforts to normalize certain compensation elements within the median range of National Penn’s revised peer group. Going forward, the committee expects that the compensation mix for 2012 will conform to the targeted framework described above.

The following graphic illustrates the actual compensation mix for our CEO (individually) and the aggregate mix for the other NEOs in and for 2011. The percentages depicted below are derived from the aggregate value of cash compensation received in 2011 and the grant date fair market value of equity compensation received in 2011, as reported in the Summary Compensation Table of this proxy statement.

Elements of Executive Compensation

Element	Description & Purpose	Other Features
Base Salary
The purpose of base salary is to provide competitive and fair compensation that reflects the position and the individual’s value to the organization based on National Penn’s business strategy.  Base salary reflects fixed compensation that is the foundation for other compensation components (such as incentives and benefits).  Executive base salaries at National Penn are to be structured and targeted “at market” or approximately 50th percentile for comparably sized financial services organizations.  Actual salaries are set to reflect each executive’s individual role, contribution, experience and performance.

The committee reviews and determines executive salary levels annually.
Annual Cash Incentives
Awards under our Executive Incentive Plan are designed to motivate and compensate executives for the achievement of our annual business plan/objectives.  Target award levels are set to be consistent with market practice (with National Penn positioned at the median), but actual award levels will vary from 0% to 150% of target (i.e., market) to reflect achievement of performance goals to hold executives accountable for corporate and individual performance.  Company performance goals are tied primarily to financial performance measures as determined/approved by the committee and, where appropriate, individual performance goals that reflect each executive’s accountability for driving business success.  All performance goals are periodically reviewed by the committee in order to ensure that they do not promote excessive or undue risk taking.  Financial objectives may also include a measured comparison of how well National Penn performs versus its peer group.  Objectives will have specific assigned levels of achievement for threshold, target and optimum (or maximum) performance.

The committee establishes the specific terms and conditions for the payment of annual cash incentive awards at the beginning of the applicable year. Additionally, the committee has discretion to consider unusual business factors and their resulting effect on corporate performance in any award granted.

Element	Description & Purpose	Other Features
Long-Term Equity Incentives
Awards under our Long-Term Equity Incentive Compensation Plan are intended to compensate executives for sustained long-term performance that is aligned with shareholder interests and to encourage employee retention through vesting schedules.  We also expect our executives to own National Penn stock to ensure long-term perspectives and serve as a mitigating factor against any tendency to excessive or undue risk taking. Long-term equity incentive awards may take a variety of forms, such as stock options and restricted stock grants.  Levels and frequency of awards are determined by the committee and designed to reflect the executive’s level of responsibility and performance, competitive parameters and desired compensation philosophy and objectives.  While initial grants are targeted to be competitive with market, actual award values will reflect National Penn’s actual long-term performance (through stock price appreciation and achievement of long-term performance goals).  Service-based restricted stock awards can also be granted as appropriate to recognize performance and provide ownership/retention focus.  Long-term incentives have the capacity to be the largest component of executive compensation, if our performance and stock price exceeds our expectations.

The committee evaluates and establishes the form, mix and terms of the long-term equity incentive awards annually.
Executive Benefits & Perquisites
National Penn provides executives with a level of executive benefits and perquisites to remain competitive, retain key executives and address contribution caps that may be placed on their participation in several employee benefit programs (e.g., retirement contributions in a 401(k) plan).  Perquisites are provided only where appropriate and where they facilitate job performance (e.g., automobile and telephone allowances).

Details on executive benefits and perquisites are included in footnote 4 to the Summary Compensation Table, which begins on page 35.

Agreements with Executives

An important aspect of overall executive employment relationships are employment and change-in-control agreements.  These agreements are designed to promote stability and continuity of senior executives and ensure their interests are aligned with shareholders.  Terms of these agreements consider marketplace practices and National Penn’s unique needs, and are tailored to the individual executive with a focus on retention and recruitment.  Change-in-control features are included as necessary in the current financial services industry, legal, regulatory and economic environment.  Details on employment agreements and change-in-control agreements are included under “Employment, Change-in-Control and Other Agreements” on page 43.

Link Between Financial Performance and Executive Compensation

National Penn is committed to ensuring a strong correlation between pay and performance.  The following graph shows the direct relationship between our financial performance and our CEO total compensation levels by comparing our return on average assets, or ROAA, to the total annual compensation for Mr. Fainor, since he was named chief operating officer in February 2008 (at the time of the merger of KNBT Bancorp, Inc. with National Penn), and then, CEO of National Penn in January 2010:

National Penn’s executive compensation philosophy and strategy is intended to be competitive in the marketplace and compensate executives commensurate with actual performance.  Because a significant portion of our total compensation is performance-based (through annual cash and long-term equity incentives), we expect our compensation will vary on an annual basis, but evolve over the long-term to align with our performance relative to our business strategy, peers and the financial services industry overall.  We believe our total compensation program provides an appropriate balance that enables us to ensure proper pay-performance alignment and reduces the potential that our plans might motivate excessive or undue risk taking. Our program balances:

•	Short and long-term performance;
•	Company and individual performance;
•	Quantitative/financial performance and qualitative/discretionary performance; and
•	Absolute performance (our internal goals) and relative performance (compared to industry).

When corporate performance exceeds the Company’s objectives and peer performance, total compensation is intended to be above market median (e.g., 75th percentile).  In years where short-term performance goals are not achieved or fall below expectations, total compensation will be below market median (e.g., 25th percentile).  Over a long-term horizon, total compensation should reflect the level of sustained performance achieved by National Penn.

All of the components are balanced, integrated and designed to provide a total compensation environment that will enhance the executives’ relationship with the Company and support the growth of overall shareholder value.

Executive Compensation Decisions

In this section, we discuss decisions made by the committee over the course of 2011 regarding the compensation of our 2011 NEOs.  When considering various factors relative to the committee’s decisions, no specific formula was applied to determine the weight of each factor.  Rather, the committee exercised its discretion and judgment when considering each factor and all factors, taken collectively.

Base Salary

2011 Base Salary Determinations.  In January 2011, National Penn announced that Mr. Fainor’s base salary for 2011 was adjusted from $540,000 to $750,000.  In approving Mr. Fainor’s new base salary, the committee considered the substantial progress that Mr. Fainor had made in dealing with regulatory issues and working to repay the U.S. Treasury for its TARP CPP investment.  The committee also considered Mr. Fainor’s overall leadership in working to achieve the strategic goals for National Penn as established by the Board.  The committee considered National Penn’s 2010 financial performance, current economic conditions and internal and external base pay equity information, including the base salary level for our CEO in 2010, which was 21% below market median base salary levels for chief executives of National Penn’s peer group (as indicated by PM&P).

The committee approved adjusting Mr. Hughes’ base salary for 2011 from $390,000 to $480,000.  The committee reviewed the performance of Mr. Hughes, as evaluated by Mr. Fainor, as well as an executive compensation analysis of peer group data.  The committee also considered National Penn’s 2010 financial performance and current economic conditions.  In reaching its decision, the committee also considered Mr. Hughes’ key role in addressing National Penn’s regulatory issues and TARP CPP repayment.

The committee also approved adjusting Ms. Bodnyk’s base salary for 2011 from $315,000 to $405,000, Mr. Kennedy’s base salary for 2011 from $240,000 to $300,000 and Mr. Worthington’s base salary for 2011 from $265,000 to $285,000.  In reaching its decision, the committee reviewed the performance of each of these officers, as evaluated by Mr. Fainor.  The committee also considered National Penn’s 2010 financial performance and then current economic conditions.  For Ms. Bodnyk, the committee also considered her key role in addressing regulatory issues and TARP CPP repayment.

In reaching its decisions, the committee also considered an analysis of historical compensation information, market data based on the competitive marketplace for senior executive officer positions at similarly situated financial service companies based on National Penn’s peer group and, in the case of the other NEOs, Mr. Fainor’s recommendations.

The committee recognizes that certain factors unique to 2011 (i.e., repayment of U.S. Treasury’s TARP CPP investment and efforts to normalize certain compensation elements within the median range of National Penn’s revised peer group) have contributed to uncharacteristically significant base salary increases.  Notably, Mr. Fainor, having foregone a significant base salary adjustment for 2010 in connection with his then current promotion to CEO, was instead awarded a more significant adjustment for 2011 in recognition of his performance as CEO and commensurate with the median range of CEO base salary amounts that exist within National Penn’s revised peer group.  In recognition of these circumstances, none of the NEOs received a base salary increase for 2012.

Executive Incentive Plan

The Executive Incentive Plan provides the opportunity for annual cash incentives to be awarded to executive officers based on annual company and individual performance goals.  With input from our CEO, we annually review all components of the plan, including participation, performance measures, award levels and all other administrative features. At the beginning of the year, we approve performance parameters and award schedules for the upcoming year.  National Penn’s parameters may be one or more financial or other performance measures established by us and not mandated by the plan.

2011 Plan Year Goals and Results.  In January 2011, the committee approved the company performance goals, targets and award schedule for the 2011 plan year.  For the 2011 plan year, the Executive Incentive Plan had four categories of participants:

•	Category A included only our CEO, Mr. Fainor, and had the highest award potential;

•	Category AA included our chief financial officer and chief risk officer, Mr. Hughes and Ms. Bodnyk, respectively;

•	Category B included our other most senior executive officers with company-wide managerial responsibilities, which included, among others, Mr. Kennedy and Mr. Worthington; and

•	Category C included other National Penn executive officers who are not NEOs.

For participants in each of the above-referenced categories, the individual portion pool was budgeted and accrued at target levels, while the company award was accrued according to performance during the year.  Individual performance awards were based on the attainment of specific objectives established at the beginning of the year.  In addition, a participant must be continuously employed through the award payment date to receive any award, except for death, disability, involuntary termination (not for cause) and retirement, in which case, any award will be prorated.

The committee established company performance goals in two areas: a range of return on average assets (pre-TARP expenses), and National Penn’s success relative to attainment of five other key strategic business objectives previously established by the Board at the end of 2010 and approved by the Board for the 2011 Strategic Plan.  The 2011 Business Objectives are (1) resolve the Memorandum of Understanding with National Penn Bank’s regulator and repay the U.S. Treasury for its investment under the TARP CPP; (2) restore and maintain strong asset quality; (3) further develop a strong, balanced risk management program; (4) build the company brand; and (5) pursue an accretive acquisition.

The committee set the target levels for the financial and strategic objectives relating to potential 2011 Executive Incentive Plan awards, and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the performance goals was significant and reasonable given the business environment, risk and other related factors.  In order to account for unforeseen external market factors, the committee also reserved the right to increase or decrease awards based on peer performance and to reduce awards if it is determined that the company did not achieve its goals with regard to enterprise risk management for the year.

The award schedule for 2011 was based on three factors, the first two comprising the company performance award and the third being the individual performance award:

Company Performance Award Criteria
Performance Criteria	Threshold	Target	Optimum
1) Return on adjusted average assets (pre-TARP costs) (75% of company portion)	0.68%	0.85%	1.02%
2) 2011 Business Objectives (described above) (25% of company portion)	Meets 3 of 5 Objectives	Meets 4 of 5 Objectives	Meets 5 of 5 Objectives

Participant Category	% of Base Pay if Threshold is Achieved	% of Base Pay if Target is Achieved	% of Base Pay if Optimum is Achieved
A	15%	50%	75%
AA	12%	35%	55%
B	10%	25%	40%
C	5%	15%	25%

Individual Award Criteria
3)  Individual Award - Based on the respective objectives established for each participant at the beginning of the plan year. Individual Performance – % of base pay in addition to % of base pay for Company Performance

Participant Category	Award as a % of Base Pay
A	Plus or Minus 10%
AA	Range 0% to 20% - Target 5%
B	Range 0% to 20% - Target 7%
C	Range 0% to 20% - Target 10%

The following tables provide estimated incentive award payouts that each NEO would be eligible to receive, assuming achievement of the various performance criteria (i.e., Return on Adjusted Average Assets, 2011 Business Objectives and Individual Objectives) at each of the various levels of achievement (i.e., Threshold, Target and Optimum):

Projected Executive Incentive Plan Award Payouts at “OPTIMUM” Level of Achievement
Participant	Participant Category	Company Performance Award				Individual Performance Award*		Total Award at “OPTIMUM”
		ROAA		Business Objectives
Scott Fainor	A	$421,875	(+)	$140,625	(+)	$75,000	(=)	$637,500
Michael Hughes	AA	$198,001	(+)	$66,000	(+)	$96,000	(=)	$360,002
Sandra Bodnyk	AA	$167,063	(+)	$55,688	(+)	$81,000	(=)	$303,751
David Kennedy	B	$90,000	(+)	$30,000	(+)	$60,000	(=)	$180,000
Donald Worthington	B	$85,501	(+)	$28,500	(+)	$57,000	(=)	$171,001
* For purposes of this “Optimum” projection, individual performance awards achieved at “Optimum” are considered to be granted at the maximum percentage allowable under the individual performance criteria for each participant (i.e., 10% of base pay for Mr. Fainor and 20% of base pay for the remaining NEOs)

Projected Executive Incentive Plan Award Payouts at “TARGET” Level of Achievement
Participant	Participant Category	Company Performance Award				Individual Performance Award**		Total Award at “TARGET”
		ROAA		Business Objectives
Scott Fainor	A	$281,250	(+)	$93,750	(+)	$37,500	(=)	$412,500
Michael Hughes	AA	$126,001	(+)	$42,000	(+)	$24,000	(=)	$192,001
Sandra Bodnyk	AA	$106,313	(+)	$35,438	(+)	$20,250	(=)	$162,000
David Kennedy	B	$56,250	(+)	$18,750	(+)	$21,000	(=)	$96,000
Donald Worthington	B	$53,438	(+)	$17,813	(+)	$19,950	(=)	$91,201
** For purposes of this “Target” projection, individual performance awards achieved at “Target” are considered to be granted at the % of base pay for each participant’s respective category. (i.e., 5% for Mr. Fainor, 5% for category AA participants and 7% for category B participants).

Projected Executive Incentive Plan Award Payouts at “THRESHOLD” Level of Achievement
Participant	Participant Category	Company Performance Award				Individual Performance Award***	Total Award at “THRESHOLD”
		ROAA		Business Objectives
Scott Fainor	A	$84,375	(+)	$28,125	(+)	$0	(=)	$112,500
Michael Hughes	AA	$43,200	(+)	$14,400	(+)	$0	(=)	$57,600
Sandra Bodnyk	AA	$36,450	(+)	$12,150	(+)	$0	(=)	$48,600
David Kennedy	B	$22,500	(+)	$7,500	(+)	$0	(=)	$30,000
Donald Worthington	B	$21,375	(+)	$7,125	(+)	$0	(=)	$28,500
*** For purposes of this “Threshold” projection, individual performance awards achieved at “Threshold” are considered to be granted at the minimum percentage allowable under the individual performance criteria for each participant (i.e., 0%).

2011 Award Payouts. In January 2012, the committee reviewed National Penn and individual performance results for 2011 and concluded that National Penn achieved the maximum level on the return on adjusted average assets goal, and based on materials provided by management, that all of the five other strategic business objective goals were attained. Because the return on adjusted average assets goals and all of the five other strategic business objective thresholds were met, the committee approved company performance awards for the NEOs under the Executive Incentive Plan at the 100% of “Optimum” performance level achieved by National Penn.  Given this success, the committee believes that both National Penn and the individual participants may again meet or exceed the performance criteria in the future.  In order to continue to provide incentives for improved performance, the committee has resolved to increase achievement levels for the 2012 return on adjusted average assets criteria and pursue similar business objectives in 2012, such as, to grow core earnings, maintain balance sheet strength, sustain a strong and balanced risk management culture, strengthen brand recognition and pursue accretive acquisitions.

Risk Balancing Features.

The committee has taken further action to limit risks associated with National Penn’s incentive-based compensation plans by introducing a “clawback” policy for 2011 and subsequent years. The clawback policy provides that all incentive-based compensation, other than time-vested equity compensation and discretionary bonuses, that is earned after the effective date of the policy shall be subject to repayment if it is paid to an executive in the three-year period preceding the date on which National Penn is required to disclose a restatement of its financial statements due to material noncompliance with financial reporting requirements under the federal securities laws or as a result of misconduct. Repayment under the clawback policy is limited to the amount of incentive-based compensation that exceeds the amount of such compensation which would have been paid to such executive if the financial statements had been originally filed in their restated form. All violations of the clawback policy must be promptly reported to the committee.

In addition, National Penn’s incentive-based compensation plans work in concert with National Penn’s employee stock ownership guidelines, which seek to reinforce the importance of aligning the financial interests of National Penn’s executive officers with those of its shareholders.  Under the minimum stock ownership guidelines, National Penn’s CEO is required to own National Penn equity interests with an aggregate value equal to three times base salary; a Group Executive Vice President is required to own National Penn equity interests with an aggregate value equal to two times base salary; and other executive officers who are designated as participants within categories A, AA, B and C of the Executive Incentive Plan are required to own National Penn equity interests with an aggregate value equal to one times base salary.

Long-Term Incentive Compensation Plan

As noted above, awards under National Penn’s Long-Term Incentive Compensation Plan generally are intended to align the interests of our executives and our shareholders and to encourage executive ownership of our stock.  See “Philosophy and Strategy of Executive Compensation — Elements of Executive Compensation” above in this CD&A.  Awards under this plan also are made to maintain the level of incentive deemed necessary to retain key employees, maintain employee morale and achieve future business and financial objectives.  The committee also considers, among other factors, the value of awards made in prior years and the advice and recommendations of its CEO, where appropriate.  See “Role of Executives in Establishing Compensation” above.

January 2011 Awards.  In January 2011, the committee made incentive compensation awards to Messrs. Fainor, Hughes, Kennedy and Worthington and Ms. Bodnyk and other members of senior management in the form of service-based restricted stock, which were subject to certain restrictions in connection with the TARP CPP at the time of grant. Specifically, the committee awarded 43,153, 24,856, 8,199, 8,631 and 20,972 shares of service-based restricted stock to Messrs. Fainor, Hughes, Kennedy and Worthington and Ms. Bodnyk, respectively.  Messrs. Fainor and Hughes and Ms. Bodnyk’s awards provide that the restricted shares would become fully vested and transferable if National Penn repurchased all of its preferred stock that U. S. Treasury held under the TARP CPP. Messrs. Kennedy’s and Worthington’s shares vest in 20% increments on each anniversary date of the grant, provided that each, as applicable, were continuously employed by National Penn through such time.  The shares would also become fully vested upon the applicable executive’s death or disability, or if National Penn experienced a change-in-control event.

January 2010 Awards to Mr. Fainor.  In January 2010, the committee approved an award of 45,378 shares of restricted stock to Mr. Fainor, which was the maximum award that the committee could make under the TARP Final Rules (i.e., 50% of Mr. Fainor’s 2010 base salary), based on the closing price of National Penn common stock on January 28, 2010.  These shares of restricted stock were to vest two years from their date of grant (i.e., on January 28, 2012), provided that Mr. Fainor performed substantial services for National Penn during such time, or earlier upon his death or disability, or if National Penn experienced a change-in-control event.  However, these transfer restrictions would lapse in 25% increments based upon the cumulative percentages of the stock U.S. Treasury purchased under the TARP CPP that National Penn repurchased.

February 2010 Awards to Ms. Bodnyk and Mr. Hughes.  In February 2010, the committee made incentive compensation awards to Mr. Hughes, Ms. Bodnyk and other members of senior management in the form of service-based restricted stock.  Specifically, the committee awarded 26,000 and 21,000 shares of service-based restricted stock to Mr. Hughes and Ms. Bodnyk, respectively. Ms. Bodnyk’s shares would vest in 20% increments on each anniversary of the date of grant, provided that she was continuously employed by National Penn through such time and would become fully vested upon the her death or disability, or if National Penn experienced a change-in-control event. The transfer restrictions on Mr. Hughes’ shares were to lapse in 25% increments based upon the cumulative percentages of the stock U.S. Treasury purchased under the TARP CPP that National Penn repurchased, provided that he was continuously employed by National Penn through such time.  Mr. Hughes’ award also provided that if he separated from service with National Penn before the second anniversary of the date of grant for reasons other than death, disability or change-in-control, he would forfeit these shares unless National Penn had repurchased 100% of its senior preferred stock from U.S. Treasury before such time. Both Ms. Bodnyk’s and Mr. Hughes’ awards were later brought into conformity with the restricted stock award made to Mr. Fainor during the same time period, which would fully vest upon the repurchase of 100% of National Penn’s preferred stock from U.S. Treasury.

January 2012 Awards.  In January 2012, the committee made incentive compensation awards to various National Penn officers and directors, including Messrs. Fainor, Hughes, Kennedy and Worthington and Ms. Bodnyk, in the form of service-based restricted stock.  These shares of restricted stock will vest in 25% increments over four years on each anniversary of the date of grant, provided that the grantee performs substantial services for National Penn during such time or if earlier, upon his or her death or disability, or if National Penn experiences a change-in-control event.  In making these grants, the committee considered multiple factors, which included, but were not limited to, compliance with National Penn’s stock ownership guidelines and achievement of the appropriate NEO compensation mix for 2012.

2011 “Say-on-Pay” Vote

During the 2011 proxy season, the vast majority of public companies received shareholder support for their executive pay programs.  Accordingly, the applicable shareholder advisory vote on executive compensation required by section 14A of the Exchange Act (i.e., the “Say-on-Pay” Votes) was approved by most public companies.  This group included National Penn, which received 94% shareholder support for its 2011 “Say-on-Pay” Vote.  The committee considered the 2011 favorable “Say-on-Pay” vote results to be a general endorsement of the current executive compensation program in its deliberations on the executive compensation program for 2012.

Participation in U.S. Treasury’s TARP CPP

Overview

Until March 16, 2011, National Penn was a participant in the TARP CPP.  As a result, during the period of time that U.S. Treasury held National Penn’s senior preferred stock, National Penn’s executive compensation program was subject to increased, ongoing and evolving governmental regulation.  This regulation included restrictions on elements of compensation payable or awardable to our NEOs and other employees of National Penn.  The NEOs are also our “senior executive officers,” as that term is used in the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, which we refer to collectively as the Recovery Act.

In December 2008, National Penn issued $150 million of senior preferred stock, and related common stock purchase warrants, to the U.S. Treasury under the TARP CPP.  Certain rules issued by the U.S. Treasury and certain provisions of the Recovery Act require TARP CPP participants, including National Penn until March 16, 2011, to adopt standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds the TARP CPP participant’s senior preferred stock.  These restrictions generally applied to National Penn’s chief executive officer, chief financial officer and the next three most highly compensated executive officers but, in some instances, apply to a larger group of National Penn executives.  On March 16, 2011, National Penn repurchased all of the senior preferred stock that U.S. Treasury had purchased under the TARP CPP.  Accordingly, as of such date, National Penn was no longer a TARP CPP participant and was no longer subject to the applicable executive compensation and corporate governance standards.

Among other requirements under the TARP Final Rules, National Penn was required until March 16, 2011 to:

•	limit compensation to exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of National Penn;

•
prohibit the payment of a tax “gross-up” (i.e., a payment to cover taxes due on compensation such as golden parachute payments) to senior executive officers and the next 20 most highly compensated employees;

•
provide for the recovery of any bonus, retention award or incentive compensation paid to senior executive officers and the next 20 most highly compensated employees, based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•
prohibit the payment (including the acceleration of vesting) made on account of severance from employment for any reason or a change-in-control event to senior executive officers or any of the next five most highly compensated employees; and

•
prohibit the payment or accrual of any bonus, retention award or incentive compensation to the five most highly compensated employees (irrespective of whether the employee is a senior executive officer), except for bonus payments required to be paid pursuant to an employment agreement entered into as of February 11, 2009, and the payment or accrual of long-term restricted stock that meets specified conditions, including a limit on value to one-third of the total amount of annual compensation of the employee receiving the stock.

TARP CPP-Related Executive Compensation Decisions

After National Penn’s issuance of senior preferred stock and related common stock purchase warrants to the U.S. Treasury, the committee took affirmative steps to ensure compliance with the applicable standards for executive compensation and corporate governance under the TARP CPP.  In this regard, the committee, together with National Penn’s most senior risk management officers, periodically reviewed all of National Penn’s compensation plans to determine if those plans encouraged National Penn employees to take unnecessary and excessive risks that threatened the value of National Penn or to manipulate earnings.

As previously mentioned, the TARP Final Rules limited the amount and types of incentive compensation that TARP CPP participants could pay executives while U.S. Treasury held the participant’s senior preferred stock.  Therefore, the committee determined that if applicable, the restricted stock awards granted in 2010 and 2011 would be subject to the Recovery Act and the rules or guidance issued by the U.S. Treasury implementing the Recovery Act, such as the TARP Final Rules.  Accordingly, the grant agreements by which such awards were made were drafted in accordance with the TARP Final Rules.

Lastly, after the TARP Final Rules were issued, the committee evaluated its approach in light of these new compensation standards, and approved a TARP CPP compliance strategy under which National Penn, working with management and other affected National Penn employees, entered into uniform, stand-alone TARP Compensation Restriction Agreements or TARP restriction agreements, with employees who could fall within these restrictions.  Under this approach, these employees entered into separate TARP restriction agreements, which required such individuals to forfeit various forms of compensation, if otherwise payable, upon subsequently being classified by the committee as a senior executive officer or designated employee under the TARP Final Rules.  A significant factor in the committee’s adoption of this approach was that it eliminated the need for National Penn and its employees to enter into new agreements each year as an employee potentially moved from one classification group to another.  Accordingly, Messrs. Fainor, Hughes, Kennedy and Worthington and Ms. Bodnyk each entered into a TARP restriction agreement.  Each TARP restriction agreement, except for Mr. Kennedy’s, provided that if such individual’s employment was terminated without cause, National Penn would at the option of such individual, enter into a consulting and noncompetition agreement with the employee.

TARP CCP Repayment

On March 16, 2011, National Penn repurchased 100% of the senior preferred stock that U.S. Treasury purchased under the TARP CPP.  As a result, National Penn became no longer a participant in the TARP CPP, subject to governmental regulation under the Recovery Act and TARP Final Rules, including, its executive compensation and corporate governance standards.

Summary

The committee believes that National Penn’s executive compensation program is well balanced among the several components, with performance measures which support National Penn’s goals, objectives and strategies.  The level of awards in the incentive components are competitive in the marketplace, and the other elements of the executive’s compensation relationship with National Penn, such as an employment agreement or change-in-control agreement, are structured to be mutually beneficial to National Penn’s shareholders and to the respective executives.

EXECUTIVE COMPENSATION

 Summary Compensation Table

The following table summarizes total compensation for National Penn’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for 2011.

SUMMARY COMPENSATION TABLE
(For fiscal year ended December 31, 2011)

Name and Principal Position (a)	Year (b)	Salary (c) ($)	Bonus (d) ($)	Stock Awards (e) (2) ($)	Option Awards (f) (2) ($)	Non-Equity Incentive Plan (g) ($)	Change in Pension Value and Non-Qualified Deferred Earnings (h) (3) ($)	All Other (i) (4) ($)	Total (j) ($)
Scott V. Fainor	2011	750,000	0	375,000	0	637,500	1,383	33,221	1,797,104
President & Chief	2010	530,131	79,520	269,999	0	358,885	1,190	22,463	1,262,188
Executive Officer of	2009	444,954	0	75,694	18,230	0	2,164	23,466	564,508
National Penn; also
President & Chief
Executive Officer of
National Penn Bank
Michael J. Hughes	2011	480,002	0	216,000	0	360,000	0	31,600	1,087,602
Group Executive Vice	2010	388,269	42,710	152,100	0	241,936	0	16,670	841,685
President & Chief	2009	115,385	0	84,000	248,748	0	0	10,318	458,451
Financial Officer (1)
Sandra L. Bodnyk	2011	405,001	0	182,250	0	303,751	1,584	25,118	917,704
Group Executive	2010	313,271	34,460	122,850	0	195,204	1,817	18,700	686,302
Vice President &	2009	251,026	0	41,308	0	0	3,846	20,646	316,826
Chief Risk Officer
David B. Kennedy	2011	300,000	0	75,000	0	181,703	1,363	19,191	577,257
Group Executive	2010	248,848	19,908	60,934	0	126,345	1,141	14,239	471,415
Vice President,	2009	221,925	0	19,636	0	0	2,041	11,121	254,723
General Bank
Donald P. Worthington	2011	285,002	0	71,250	0	142,500	379,147	56,752	934,651
Group Executive	2010	265,000	21,200	64,590	0	134,546	106,089	48,163	639,588
Vice President, Wealth	2009	237,885	0	29,254	7,976	0	60,657	50,877	386,649
Management Group

(1)           Mr. Hughes began employment with National Penn on August 31, 2009.

(2)
Amounts reported are grant date fair values, which in the case of option awards, are computed based upon the Black-Scholes option valuation model, which estimated the present dollar value of National Penn’s common stock options at the time of the grant.  The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised.  Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.  Lastly, for those awards under column (e) of this table that are subject to performance conditions, the grant date fair values are based upon the probable outcome of such conditions.

(3)
Earnings in 2011 on deferred compensation were computed at a market rate and are reported in the table captioned “Non-Qualified Deferred Compensation.”  Amounts reported are the increase in 2011 in the present value of the accumulated benefit for each individual under National Penn’s defined benefit pension plan, and under supplemental executive retirement plan (SERP) benefits for Mr. Worthington, as follows:

Name	Year	Defined Benefit Pension Plan ($)	SERP ($)	Total ($)
Scott V. Fainor	2011	1,383	N/A	1,383
	2010	1,190	N/A	1,190
	2009	2,164	N/A	2,164
Michael J. Hughes	2011	0	N/A	0
	2010	0	N/A	0
	2009	0	N/A	0
Sandra L. Bodnyk	2011	1,584	N/A	1,584
	2010	1,817	N/A	1,817
	2009	3,846	N/A	3,846
David B. Kennedy	2011	1,363	N/A	1,363
	2010	1,141	N/A	1,141
	2009	2,041	N/A	2,041
Donald P. Worthington	2011	24,967	354,180	379,147
	2010	21,767	84,322	106,089
	2009	1,144	59,513	60,657

(4)	Amounts reported for each individual are as follows:

Name	Year	Company “Match” for 401(k) Plan ($)	Company Profit-Sharing Contribution to 401(k) Plan Year 2010 ($)	Imputed Value of Life Insurance Benefits ($)	Automobile Allowance ($)	Company “Match” in Payout of Previous Mandatory Deferral Amounts ($)	Other ($)	Total ($)
Scott V. Fainor	2011	8,234	10,603	704	12,000	N/A	1,680	33,221
	2010	8,250	0	533	12,000	N/A	1,680	22,463
	2009	8,250	1,000	536	12,000	N/A	1,680	23,466
Michael J. Hughes	2011	12,793	7,765	1,316	8,400	N/A	1,326	31,600
	2010	5,956	0	703	8,331	N/A	1,680	16,670
	2009	1,226	0	175	2,400	N/A	6,517 (A)	10,318
Sandra L. Bodnyk	2011	8,239	6,265	2,020	8,400	N/A	194	25,118
	2010	7,304	0	1,316	8,400	N/A	1,680	18,700
	2009	8,250	1,000	1,316	8,400	N/A	1,680	20,646
David B. Kennedy	2011	4,658	4,977	704	8,400	N/A	452	19,191
	2010	1,527	0	532	8,400	N/A	3,780	14,239
	2009	2,050	1,000	536	7,535	N/A	0	11,121
Donald P. Worthington	2011	8,238	5,300	3,886	9,000	28,777	1,551	56,752
	2010	7,304	0	3,886	9,000	25,568	2,405	48,163
	2009	8,550	1,000	3,886	8,446	26,482	2,513	50,877

(A)	Mr. Hughes received $6,000 in reimbursement of business expenses as stated in the terms of his Employment Agreement dated August 12, 2009.

 Grants of Plan-Based Awards Table

The following table shows information regarding grants for 2011 of plan-based awards to Messrs. Fainor, Hughes, Kennedy and Worthington and Ms. Bodnyk.

GRANTS OF PLAN-BASED AWARDS
(For fiscal year ended December 31, 2011)

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (i)(2) (#)	All Other Options Awards: No. of Securities Underlying Options (j) (#)	Exercise of Base Price of Option Awards (k) ($/Sh)	Grant Date Fair Value Stock and Option Awards (l)
		Threshold (c) ($)	Target (d) ($)	Maximum (e) ($)	Threshold (f) ($)	Target (g) ($)	Maximum (h) ($)
Scott V. Fainor	1/24/11 1/24/11	112,500	375,000	562,500				43,153			$375,000
Michael J. Hughes	1/24/11 1/24/11	57,600	168,000	264,000				24,856			$216,000
Sandra L. Bodnyk	1/24/11 1/24/11	48,600	141,750	222,750				20,972			$182,500
David B. Kennedy	1/24/11 1/24/11	30,000	75,000	120,000				8,631			$75,000
Donald P. Worthington	1/24/11 1/24/11	28,500	71,250	114,000				8,199			$71,250

(1)
Amounts reported are the following percentages of the individual’s base salary at year-end 2011, based solely on achievement of National Penn’s company-wide financial performance goals for 2011 (i.e., return on average assets targets and the 2011 strategic business objectives of National Penn).  These goals were established by the committee under National Penn’s Executive Incentive Plan in January 2011 - Mr. Fainor: 15%, 50% and 75%; Mr. Hughes and Ms. Bodnyk: 12%, 35% and 55%; and Messrs. Kennedy and Worthington: 10%, 25% and 40%.

Additional amounts up to 10% of base salary could be awarded to Mr. Fainor based on the committee’s subjective assessment of individual performance in 2011.  Additional amounts up to 20% of base salary could be awarded to Messrs. Hughes, Kennedy and Worthington and Ms. Bodnyk based on the committee’s subjective assessment of individual and business unit performance in 2011.

For further information on the Executive Incentive Plan, see the “Compensation Discussion & Analysis” section of this proxy statement.

(2)	For information on the terms and conditions of these awards, see the “Compensation Discussion & Analysis” section of this proxy statement.

 Outstanding Equity Awards at Year-End Table

The following table shows information on outstanding equity awards as of December 31, 2011 held by Messrs. Fainor, Hughes, Kennedy and Worthington and Ms. Bodnyk.

Outstanding Equity Awards at Fiscal Year-End
(As of December 31, 2011)

	Option Awards						Stock Awards
(a) Name	(b) No. of Securities Underlying Unexercised Options Exercisable (#)		(c) No. of Securities Underlying Unexercised Options Unexercisable (#)	(d) Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) No. of Shares or Units of Stock That Have Not Vested (#)	(h) Market Value of Shares or Units of Stock That Have Not Vested (11) ($)	(i) Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott V. Fainor	257,499	(1)			16.02	05/06/2014
	41,200	(1)			15.38	01/24/2015
	15,450	(1)			16.08	01/23/2016
	10,300	(1)			15.92	01/26/2017
	8,000		12,000 (2)		6.88	03/23/2019
							6,403 (6)	54,041
							7,000 (7)	59,080
Michael J. Hughes	40,000				5.60	09/30/2019
			40,000 (3)		5.60	09/30/2019
	16,000		24,000 (4)		5.60	09/30/2019
							16,000 (6)	135,040
							5,000 (9)	42,200

Sandra L. Bodnyk	10,300	(1)			16.02	05/06/2014
	7,725	(1)			15.38	01/24/2015
	7,725	(1)			16.08	01/23/2016
	5,150	(1)			15.92	01/26/2017
	3,500		5,250 (2)		6.88	03/23/2019
							2,803 (6)	23,657
							2,500 (7)	21,100

David B. Kennedy	25,750	(1)			16.02	05/06/2014
	7,725	(1)			15.38	01/24/2015
	7,725	(1)			16.08	01/23/2016
	3,090	(1)			15.92	01/26/2017
	2,000		3,000 (2)		6.88	03/23/2019
							1,603 (6)	13,529
							850 (7)	7,174
							8,333 (8)	70,331
							8,631 (10)	72,846

	Option Awards					Stock Awards
(a) Name	(b) No. of Securities Underlying Unexercised Options Exercisable (#)	(c) No. of Securities Underlying Unexercised Options Unexercisable (#)	(d) Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) No. of Shares or Units of Stock That Have Not Vested (#)	(h) Market Value of Shares or Units of Stock That Have Not Vested (11) ($)	(i) Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Donald P. Worthington	7,459			19.52	01/02/2014
	6,631			21.49	01/02/2015
	5,305			19.45	01/01/2016
	6,695			19.97	01/04/2017
	13,600	3,400 (5)		15.13	01/03/2018
	3,500	5,250 (2)		6.88	03/23/2019
						2,803 (6)	23,657
						2,500 (7)	21,100
						8,833 (8)	74,551
						8,199 (10)	69,200

(1)	These stock options were issued in substitution for outstanding KNBT Bancorp, Inc. stock options in accordance with the merger agreement dated September 6, 2007 between National Penn and KNBT.

(2)	These stock options vest at the annual rate of 20% of the total original grant amount, with remaining vesting dates of February 23, 2012, 2013 and 2014.

(3)	These stock options vest on August 31, 2016.

(4)	These stock options vest at the annual rate of 20% of the total original grant amount, with remaining vesting dates of August 31, 2012, 2013 and 2014.

(5)	These stock options vest at the annual rate of 20% of the total original grant amount, with one remaining vesting date of December 3, 2012.

(6)
These shares of restricted stock vest upon the satisfaction of a three-year service requirement at February 15, 2012.  Performance goals related to the maintenance of strong asset quality and improving liability acquisition and costs, measured over the 2009-2010 period, were determined by the Compensation Committee to be 80% achieved.  Original awards have therefore been reduced by 20%.

(7)	These shares of service-based restricted stock vest after completion of five years of service on February 23, 2014.

(8)	These shares of restricted stock vest at the annual rate of 20% of the total original grant amount with remaining vesting dates of February 1, 2012, 2013, 2014 and 2015.

(9)	These shares of service-based restricted stock vest after completion of three years of service on August 31, 2012.

(10)	These shares of restricted stock vest at the annual rate of 20% of the total original grant amount, with vesting dates of January 24, 2012, 2013, 2014, 2015 and 2016.

(11)	Pursuant to SEC disclosure rules, the amount listed is the number of shares subject to the award multiplied by the closing market price as of December 31, 2011 ($8.44).

 Option Exercises and Stock Vested

OPTION EXERCISES AND STOCK VESTED
(As of December 31, 2011)

	Option Awards		Stock Awards
Name (a)	No. of Shares Acquired on Exercise (b) (#)	Value Realized on Exercise (c) ($)	No. of Shares Acquired on Vesting (d) (#)	Value Realized on Vesting (e)(2) ($)
Scott V. Fainor	-	-	88,531 (1)	644,506
Michael J. Hughes	-	-	50,856 (1)	370,232
Sandra L. Bodnyk	-	-	41,972 (1)	305,556
David B. Kennedy	-	-	2,083	17,414
Donald P. Worthington	-	-	2,208	18,459

(1)
Represents the total number of shares vested upon the repayment, in full, to the U.S. Treasury for its investment in National Penn under its TARP Capital Purchase Program.  This repayment was made on March 16, 2011.

(2)	Represents the total market value of the common shares on the date of vesting.

 Pension Benefits Table

The following table shows information on pension and supplemental non-qualified retirement benefits for Messrs.  Fainor, Hughes, Kennedy and Worthington and Ms. Bodnyk.

PENSION BENEFITS
(For fiscal year ended December 31, 2011)

Name (a)	Plan Name (b)	No. of Years Credited Service (c) (#)	Present Value of Accumulated Benefit (d) ($)	Payments During Last Fiscal Year (e) ($)
Scott V. Fainor	Defined Benefit Pension Plan (1)	1.75	5,799	0
Michael J. Hughes	Defined Benefit Pension Plan (1)	0	0	0
Sandra L. Bodnyk	Defined Benefit Pension Plan (1)	1.75	9,094	0
David B. Kennedy	Defined Benefit Pension Plan (1)	1.75	5,549	0
Donald P. Worthington	Defined Benefit Pension Plan (1) Supplemental Executive Retirement Plan (2)	7.2 Vested 100%	158,069 1,902,244	0 0

(1)
National Penn has a non-contributory, defined benefit pension plan generally covering employees of National Penn and its subsidiaries who have reached 20½ years of age and completed 1,000 hours of service.  The plan provides retirement benefits under pension trust agreements.  The benefits are based on years of service and the employee’s compensation during the highest five consecutive years during the last ten consecutive years of employment.  Effective April 1, 2006, National Penn amended the plan to substitute a formula capping the maximum annual participating salary at $50,000.  Prior to the April 1, 2006 amendment, salary considered in determining a participant’s benefit was capped at $210,000 under applicable provisions of the Internal Revenue Code.  Effective March 31, 2010, National Penn curtailed the plan whereby no additional service will accumulate for vested participants.  Unvested participants will still have the opportunity to meet the five year vesting requirement to earn a benefit.

(2)
Mr. Worthington has a supplemental executive retirement plan (SERP) benefit originally entered into with FirstService Bank (FSB).  Pursuant to its merger with FSB in 2002, National Penn undertook the obligations of FSB under Mr. Worthington’s SERP.  As of December 31, 2011, Mr. Worthington is 100% vested in his SERP benefit.

 Non-Qualified Deferred Compensation Table

The following table shows information on non-qualified deferred compensation in 2011 for Messrs. Fainor, Hughes, Kennedy and Worthington and Ms. Bodnyk.

NON-QUALIFIED DEFERRED COMPENSATION (1)
(For fiscal year ended December 31, 2011)

Name (a)	(For fiscal year ended December 31, 2011) in Last FY (b) (2) ($)	Registrant Contributions in Last FY (c) ($)	Aggregate Earnings in Last FY (d) (3) ($)	Aggregate Withdrawals/ Distributions (e) (4) ($)	Aggregate Balance at Last FYE (f) (5) ($)
Scott V. Fanior	0	0	0	0	0
Michael J. Hughes	0	0	0	0	0
Sandra L. Bodnyk	0	0	0	0	0
David B. Kennedy	0	0	0	0	0
Donald P. Worthington	0	0	24	25,932	10,147

(1)
National Penn’s Executive Incentive Plan is the only means available to executive officers to defer compensation other than National Penn’s Capital Accumulation Plan, a defined contribution 401(k) plan.  For information on the Executive Incentive Plan, see the “Compensation Discussion & Analysis” section of this proxy statement.

(2)
Any percentage of an individual’s incentive compensation award payable in cash under the Executive Incentive Plan is subject to deferral at the election of the individual.  No deferred elections were made in 2011.  No other compensation is subject to potential deferral by an individual.

(3)
Amounts reported are interest amounts credited to deferred compensation account balances during 2011.  Interest was accrued at a money market rate, adjusted quarterly by National Penn, equal to the average of the money market rates offered by three major investment banking companies.  During 2011, the annual interest rate was as follows: 1st quarter: 0.25%; 2nd quarter: 0.25%; 3rd quarter: 0.25%; and 4th quarter: 0.20%.

(4)
Amounts reported are the amounts of deferred compensation, plus accrued interest, paid out in January 2011 under the Executive Incentive Plan for plan year 2005.  When paid out, these amounts were “matched” 100% by National Penn.

(5)
Amounts reported include the following amounts previously reported in the Summary Compensation Table in proxy statements for prior years or reportable in such tables if the individual had been covered by them: Mr. Fainor - $0; Mr. Hughes - $0; Ms. Bodnyk - $0; Mr. Kennedy - $0; and Mr. Worthington - $9,588.

 Employment, Change-in-Control and Other Agreements

Scott V. Fainor.  Mr. Fainor, President and Chief Executive Officer and director of National Penn and National Penn Bank, has an employment agreement with National Penn and National Penn Bank, dated as of January 28, 2008, as amended on January 27, 2010.

Mr. Fainor’s employment agreement provides that Mr. Fainor shall serve in his current executive position through December 31, 2014, with automatic one-year extensions annually on December 31, unless either National Penn or Mr. Fainor elects not to extend the agreement or unless the agreement is terminated.  Such automatic extensions will cease in the year in which Mr. Fainor reaches the age of 65.

As of December 31, 2011, Mr. Fainor’s annual base salary was $750,000.  Mr. Fainor is eligible for annual merit salary increases and is entitled to participate in an equitable manner with all other executive officers in discretionary bonuses authorized by the Board of Directors of National Penn or National Penn Bank and in all health insurance and benefit plans, group insurance, pension or profit-sharing plans or other plans providing benefits to National Penn employees generally.  Mr. Fainor is also entitled to an automobile allowance of at least $1,000 per month.

Mr. Fainor’s employment agreement also contains a change-in-control benefit that is payable if a change-in-control of National Penn occurs during the term of Mr. Fainor’s employment agreement.  This benefit would be a lump sum cash payment equal to 150% of his average taxable income (exclusive of certain earlier payments that relate to the KNBT merger) over the five years preceding the year in which the change-in-control occurs, plus the additional amount, if any, necessary to cover any excise tax payable as a result of these change-in-control payments and any resulting federal and state income taxes.

A change-in-control is deemed to have occurred if:

•	Any person or group acquires ownership of stock of National Penn that constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of National Penn;

•	Any person or group acquires ownership of stock of National Penn possessing 30% or more of the total voting power of National Penn’s securities then outstanding;

•
A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; or

•
Any person or group acquires assets from National Penn or National Penn Bank that have a total gross fair market value equal to 40% or more of the total gross fair market value of all of the assets of National Penn or National Penn Bank, as the case may be, immediately prior to such acquisition or acquisitions.

National Penn may terminate Mr. Fainor’s employment agreement at any time with or without cause (as defined in the agreement).  The employment agreement may also be terminated by Mr. Fainor at any time or by him for good reason (as defined in the agreement).

The employment agreement will also terminate by its terms upon Mr. Fainor’s disability or death.  The employment agreement also contains non-solicitation, non-competition and non-disclosure provisions.

For information on payments to, and benefits for, Mr. Fainor upon termination of employment or a change-in-control of National Penn, see “Potential Payments Upon Termination of Employment or a Change-in-Control.”

Michael J. Hughes.  Effective August 31, 2009, Michael J. Hughes became Group Executive Vice President and Chief Financial Officer of National Penn.  Mr. Hughes’ employment agreement, which provides that he shall serve in this position through August 30, 2013, with one-year extensions to the full term added one year in advance of the end of such term, unless his employment agreement is terminated.  Such automatic extensions will cease in the August that follows Mr. Hughes reaching the age of 63.

As of December 31, 2011, Mr. Hughes’ annual base salary was $480,000.  Mr. Hughes is eligible for annual merit salary increases, is entitled to participate in National Penn’s annual Executive Incentive Plan and is eligible for long-term incentive compensation awards.  He is entitled to participate in all health insurance and benefit plans, group insurance, pension or profit-sharing plans or other plans providing benefits to National Penn employees generally.  Mr. Hughes is also entitled to life insurance coverage and long-term disability coverage paid for by National Penn and the receipt of an automobile allowance of approximately $650 per month.

National Penn may terminate Mr. Hughes’ employment agreement at any time with or without cause (as defined in the agreement).  If Mr. Hughes is terminated without cause, the terms of his employment agreement will remain in effect for two years following the date of such termination.  Following Mr. Hughes’ voluntary termination of his employment, he is subject to a non-competition provision for the remaining term of his employment agreement that was in effect immediately prior to the voluntary termination.  However, Mr. Hughes may elect to accept a position with another firm and terminate the non-competition provision, in which case the employment agreement and all payments otherwise to be made thereunder shall terminate.  Mr. Hughes’ employment agreement also contains non-disclosure and non-solicitation provisions.

Mr. Hughes’ employment agreement includes a change-in-control benefit that would entitle him, under certain circumstances, to a lump sum cash payment in the amount of 200% of his base salary in effect immediately prior to the change-in-control and to the continuation of his benefits for 2 years from the date of termination.

For information on payments to, and benefits for, Mr. Hughes upon termination of employment or a change-in-control of National Penn, see “Potential Payments Upon Termination of Employment or a Change-in-Control.”

Sandra L. Bodnyk.  Ms. Bodnyk, National Penn’s Group Executive Vice President and Chief Risk Officer, entered into an employment agreement with National Penn and National Penn Bank, dated as of January 28, 2008, which continues through December 31, 2013.  Ms. Bodnyk’s employment agreement provides for automatic one-year extensions annually on December 31, unless either National Penn or Ms. Bodnyk elects not to extend the agreement by giving written notice to the other party at least 30 days prior to such annual December 31 extension date.  No automatic extensions will extend the term of Ms. Bodnyk’s employment agreement beyond December 31st of the year in which she reaches age 64.

As of December 31, 2011, Ms. Bodnyk’s base salary was $405,000. Under her employment agreement, her salary is subject to review and is eligible for annual merit salary increases, but not decreases.  Ms. Bodnyk is also entitled to participate in National Penn’s annual Executive Incentive Plan and is eligible for long-term incentive compensation awards.  She is entitled to participate in all health insurance and benefit plans, group insurance, pension or profit-sharing plans or other plans providing benefits to National Penn employees generally.  Ms. Bodnyk is also entitled to life insurance coverage and long-term disability coverage paid for by National Penn.

Ms. Bodnyk’s employment agreement contains a change-in-control benefit that is payable if a change-in-control of National Penn occurs during the term of Ms. Bodnyk’s employment agreement.  This benefit would be a lump sum cash payment equal to 100% of her average taxable income over the five years preceding the year in which the change-in-control occurs, plus the additional amount, if any, necessary to cover any excise tax payable as a result of these change-in-control payments and any resulting federal and state income taxes.

A change-in-control is deemed to have occurred if:

•	Any person or group acquires ownership of stock of National Penn that constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of National Penn;

•	Any person or group acquires ownership of stock of National Penn possessing 30% or more of the total voting power of National Penn’s securities then outstanding;

•
A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; or

•
Any person or group acquires assets from National Penn or National Penn Bank that have a total gross fair market value equal to 40% or more of the total gross fair market value of all of the assets of National Penn or National Penn Bank, as the case may be, immediately prior to such acquisition or acquisitions.

National Penn may terminate Ms. Bodnyk’s employment agreement at any time with or without cause (as defined in the agreement) upon giving her at least 30 days written notice.  The employment agreement may also be terminated by Ms. Bodnyk at any time or by her for good reason (as defined in the agreement).

The employment agreement will also terminate by its terms upon Ms. Bodnyk’s disability or death.  The employment agreement also contains non-solicitation, non-competition and non-disclosure provisions.

For information on payments to, and benefits for, Ms. Bodnyk upon termination of employment or a change-in-control of National Penn, see “Potential Payments Upon Termination of Employment or a Change-in-Control.”

David B. Kennedy.  Mr. Kennedy, National Penn’s Group Executive Vice President - General Bank, has a change-in-control agreement with National Penn and National Penn Bank, dated as of February 1, 2008, as amended on January 27, 2010.  The agreement provides that in the event that Mr. Kennedy experiences a “triggering event” within one hundred eighty (180) days (or thirty days after the completion of the conversion of the computer systems if such conversion is later than one hundred eighty (180) days) after the effective date of a change-in-control, Mr. Kennedy may elect to receive a lump sum cash payment equal to 200% of his base salary in effect immediately prior to the effective date of the change-in-control and outplacement services for up to one year, the cost of which is not to exceed $7,500.  As of December 31, 2011, Mr. Kennedy’s base salary was $300,000.

Mr. Kennedy’s agreement defines a “triggering event” as any one of the following: (i) Mr. Kennedy’s involuntary termination (other than for cause); (ii) a reduction in Mr. Kennedy’s title, responsibility or authority; (iii) any reduction in Mr. Kennedy’s base salary or benefits in effect immediately prior to a change-in-control; (iv) any reassignment of Mr. Kennedy beyond a thirty-mile commute from Bethlehem, Pennsylvania; or (v) any requirement that Mr. Kennedy travel in performance of his duties for a greater period of time during any year than was required by him during the year preceding the change-in-control.

Under Mr. Kennedy’s agreement, a change-in-control is deemed to have occurred if:

•	Any person or group acquires ownership of stock of National Penn possessing 24.99% or more of the total voting power of National Penn’s securities then outstanding;

•	A merger, consolidation or other reorganization of National Penn, except where the resulting entity is controlled, directly or indirectly, by National Penn;

•
A merger, consolidation or other reorganization of National Penn, except where shareholders of National Penn immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of National Penn’s Board of Directors;

•
A sale, exchange, transfer or other disposition of substantially all of the assets of National Penn, National Penn Bank or any affiliate that employs Mr. Kennedy, to another entity, except to an entity controlled, directly or indirectly, by National Penn;

•	A sale, exchange, transfer or other disposition of substantially all of the assets of National Penn to another entity, or a corporate division involving National Penn; or

•
A contested proxy solicitation of the shareholders of National Penn that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of National Penn.

Donald P. Worthington.  Mr. Worthington, National Penn’s Group Executive Vice President - Wealth Management Group, has an employment agreement with National Penn and National Penn Bank, dated as of September 24, 2002, as amended on March 28, 2008 and November 18, 2009.  Mr. Worthington’s employment agreement provided for one-year extensions, and as extended, the term of the agreement will end on March 24, 2012.

As of December 31, 2011, Mr. Worthington’s base salary was $285,000.  Under his employment agreement, his salary is subject to review and increase, but not to decrease.  Mr. Worthington is also entitled under the agreement to participate in National Penn’s annual Executive Incentive Plan and to participate in all health insurance and benefit plans, group insurance, pension or profit-sharing plans or other plans providing benefits to National Penn employees generally.  As part of his employment with National Penn, Mr. Worthington has a supplemental executive retirement plan (SERP) benefit.  Mr. Worthington is also entitled to life insurance coverage and long-term disability insurance coverage paid for by National Penn and the receipt of an automobile allowance of at least $750 per month.

National Penn may terminate Mr. Worthington’s employment agreement at any time with or without cause (as defined in the agreement).  If Mr. Worthington is terminated without cause, National Penn will be required to continue his base salary through the then remaining term of the agreement.  However, if Mr. Worthington secures new full-time employment, his salary from that new employment will be offset against the salary continuation payments otherwise payable under the employment agreement.  Following any termination of Mr. Worthington, he is prohibited, for a period of two years, from engaging in any activity competitive with National Penn within 50 miles of the principal business location of National Penn, and from soliciting or otherwise interfering with National Penn’s relationship with any client, supplier, employee, agent or representative of National Penn.

Mr. Worthington’s employment agreement includes a change-in-control benefit that would entitle him, under certain circumstances, to a lump sum cash payment in the amount of 150% of his average annual compensation for the five years preceding the year in which the change-in-control occurs, limited to the maximum amount deductible by National Penn under the Internal Revenue Code.

For information on payments to, and benefits for, Mr. Worthington upon termination of employment or a change-in-control of National Penn, see “Potential Payments Upon Termination of Employment or a Change-in-Control.”

 Potential Payments Upon Termination of Employment or a Change-in-Control

The following tables present information on the various payments and benefits that each of Messrs. Fainor, Hughes, Kennedy and Worthington and Ms. Bodnyk would have been entitled to receive if his or her last day of employment with National Penn had been December 31, 2011 under the various circumstances presented. SEC regulations require National Penn to report payments in the tables below that would have been made had termination occurred on December 31, 2011.

Scott V. Fainor

Assuming one of the following events had occurred on December 31, 2011, Mr. Fainor’s payments and benefits had an estimated value as follows:

	Salary Continuation	Deferred Incentive Plan Payments	Incentive Plan Award for 2011	Gain on Exercise of Stock Options	Gain on Restricted Stock Awards	Pension Plan Payments	Long- Term Disability Coverage	Health Insurance Coverage	Paid Life Insurance Benefit	Other Payments	Change- in- Control Payments
Termination:	$	$		$	$	$	$	$	$	$	$
Voluntary not for “Good Reason”	28,846(1)	0	637,500(4)	12,480(5)	0(7)	5,799(9)	0	0	0	0	0
Voluntary for “Good Reason”	1,525,726(2)	0	637,500(4)	12,480(5)	0(7)	5,799(9)	2,104(11)	27,436(13)	3,574(15)	1,366,048(18)	0
Involuntary Without “Cause”	1,525,726(2)	0	637,500(4)	31,200(6)	113,121(8)	5,799(9)	2,104(11)	27,436(13)	3,574(15)	1,366,048(18)	0
Involuntary for “Cause”	28,846(1)	0	0	0	0	5,799(9)	0	0	0	0	0
Permanent Disability	216,346(3)	0	637,500(4)	31,200(6)	113,121(8)	5,799(9)	Up to 20,000 per month(12)	3,430(14)	447(16)	3,000(19)	0
Death	28,846(1)	0	637,500(4)	31,200(6)	113,121(8)	2,500(10)	0	0	1,500,000(17)	0	0
Change-in-Control (with Adverse Employment Action)	28,846(1)	0	637,500(4)	31,200(6)	113,121(8)	5,799(9)	0	0	0	0	1,669,489(20)

(1)	Payment of base salary for time worked through the termination date, December 31, 2011.

(2)
The amount is: (i) the present value of payment of the highest annual rate of base salary achieved during the term of Mr. Fainor’s employment agreement (i.e., $750,000) for 24 months from the date of termination, namely, through December 31, 2013; and (ii) payment of base salary for time worked through the termination date, December 31, 2011.

(3)	The amount is: (i) payment of base salary in effect on December 31, 2011 through March 31, 2012; and (ii) payment of base salary for time worked through the termination date, December 31, 2011.

(4)	Mr. Fainor would have been paid the incentive plan cash award for 2011 of $637,500 in the discretion of the Compensation Committee.

(5)
This is a gain on exercise of vested stock options for 8,000 shares.  In addition, there is no gain on exercise of previously vested stock options for 324,449 shares (each option’s exercise price exceeded the market price of National Penn common stock on December 31, 2011).

(6)
This is a $12,480 gain on exercise of vested stock options for 8,000 shares and a $18,720 gain on exercise of previously unvested stock options for 12,000 shares, which would accelerate in their vesting due to the applicable termination event.  In addition, there is no gain on the exercise of previously vested stock options for 324,449 shares (each option’s exercise price exceeded the market price of National Penn common stock on December 31, 2011).

(7)
There is no gain with respect to the 6,403 (80% of the 8,004 granted) shares of performance-based restricted stock, and 7,000 shares of service-based restricted stock, granted to him in February 2009, respectively, because they remain subject to applicable transfer restrictions that have not lapsed as of December 31, 2011.

(8)
Gain with respect to the 6,403 (80% of the 8,004 granted) shares of performance-based restricted stock, and 7,000 shares of service-based restricted stock, granted to him in February 2009, respectively.  The Compensation Committee determined in February 2011 that the applicable performance goals of the 2009 performance-based restricted stock were 80% met.  As a result, Mr. Fainor could only vest in 80% of the 8,004 shares granted.

(9)	Present value of the defined benefit pension plan’s accumulated benefit obligation to Mr. Fainor at December 31, 2011.

(10)	Death benefit that would have been provided by National Penn’s defined benefit pension plan.

(11)	Premium cost for long-term disability insurance through December 31, 2013.

(12)	Amounts payable after salary continuation payments until age 67 (as provided under National Penn’s group disability insurance policy).

(13)	Premium cost of medical and dental insurance through December 31, 2013.

(14)	Premium cost of medical and dental insurance through March 31, 2012.

(15)	Premium cost of group life insurance and supplemental term insurance through December 31, 2013.

(16)	Premium cost of group life insurance and supplemental term insurance through March 31, 2012.

(17)	Life insurance payment under National Penn’s life insurance program.

(18)
This amount is: (i) payment in an amount equal to the present value of the payments that Mr. Fainor would have received under any cash bonus or long-term or short-term cash incentive compensation plan maintained by National Penn if he had continued to be employed during the 24 months following his date of termination and had earned in each calendar year that ends during such 24 month period a bonus or incentive award that equals the highest annual bonus or incentive award paid to him during the preceding 36 calendar months; (ii) the present value of matching 401(k) contributions that Mr. Fainor would have received during the 24 month period following his date of termination had he made maximum contributions to the plan during that period; and (iii) up to $75,000 in reimbursements for all reasonable expenses incurred in connection with the search for new employment, such as outplacement agency services and relocation expenses.

(19)	Automobile allowance through March 31, 2012.

(20)
This amount is a severance payment equal to 1.5 times Mr. Fainor’s “Base Amount”, which is his average annualized income from National Penn and its predecessors includible in gross income for the most recent five (5) taxable years ending before the change-in-control, excluding any income related to his previous KNBT merger change-in-control payment (i.e., for the years 2006 through 2010).  Does not include the additional amount, if any, to cover income tax liability under excise tax provisions of Internal Revenue Code that can apply to change-in-control payments.

Michael J. Hughes

Assuming one of the following events had occurred on December 31, 2011, Mr. Hughes’ payments and benefits had an estimated value as follows:

	Salary Continuation	Deferred Incentive Plan Payments	Incentive Plan Award for 2011	Gain on Exercise of Stock Options	Gain on Restricted Stock Awards	Pension Plan Payments	Long-Term Disability Coverage	Health Insurance Coverage	Paid Life Insurance Coverage	Other Payments	Change-in-Control Payments
Termination:	$	$		$	$	$	$	$	$	$	$
Voluntary	18,462(1)	0	360,000(4)	159,040(5)	0(7)	0(9)	0	0	0	0	0
Involuntary Without “Cause”	978,462(2)	0	360,000(4)	340,800(6)	177,240(8)	0(9)	2,104(10)	0	2,676(13)	16,800(16)	960,000(19)
Involuntary for “Cause”	18,462(1)	0	0	0	0	0(9)	0	0	0	0	0
Permanent Disability	258,463(3)	0	360,000(4)	340,800(6)	177,240(8)	0(9)	Up to 20,000 per month(11)	6,015(12)	669(14)	4,200(17)	0
Death	18,462(1)	0	360,000(4)	340,800(6)	177,240(8)	0(9)	0	0	960,000(15)	0	0
Change-in-Control (with Adverse Employment Action)	18,462(1)	0	360,000(4)	340,800(6)	177,240(8)	0(9)	2,104(10)	0	2,676(13)	16,800(18)	960,000(20)

(1)	Payment of base salary for time worked through the termination date, December 31, 2011.

(2)	This amount is: (i) payment of base salary in effect on December 31, 2011 through December 31, 2013; and (ii) payment of base salary for time worked through the termination date, December 31, 2011.

(3)	This amount is: (i) payment of base salary in effect on December 31, 2011 through June 30, 2012; and payment of base salary for time worked through the termination date, December 31, 2011.

(4)	Mr. Hughes would have been paid the incentive plan cash award for 2011 of $360,000, in the discretion of the Compensation Committee.

(5)	This is a gain on exercise of vested stock options for 56,000 shares.

(6)
This is a $159,040 gain on exercise of vested stock options for 56,000 shares and a $181,760 gain on exercise of previously unvested stock options for 64,000 shares, which would accelerate in their vesting due to the applicable termination event.

(7)
There is no gain with respect to the 16,000 (80% of the 20,000 granted) shares of performance-based restricted stock, and 5,000 shares of service-based restricted stock, granted to him in August 2009, respectively, because they would remain subject to applicable transfer restrictions that have not lapsed as of December 31, 2011.

(8)
Gain with respect to the 16,000 (80% of the 20,000 granted) shares of performance-based restricted stock, and 5,000 shares of service-based restricted stock, granted to him in August 2009, respectively.  The Compensation Committee determined in February 2011 that the applicable performance goals of the 2009 performance-based restricted stock were 80% met.  As a result, Mr. Hughes could only vest in 80% of the 20,000 shares granted.

(9)	Mr. Hughes was not a participant under the defined benefit pension plan as of December 31, 2011 and will not enter the plan because it has been closed to new participants.

(10)	Premium cost of long term disability insurance through December 31, 2013.

(11)	Amounts payable after salary continuation payments until age 66 years and 4 months (as provided under National Penn’s group disability insurance policy).

(12)	Premium cost of medical insurance through June 30, 2012.

(13)	Premium cost of group life insurance through December 31, 2013.

(14)	Premium cost of group life insurance through June 30, 2012.

(15)	Life insurance payment under National Penn’s life insurance program.

(16)	Automobile allowance through December 31, 2013.

(17)	Automobile allowance through June 30, 2012.

(18)	Automobile allowance through December 31, 2013.

(19)
Change-in-control payment occurs only if a change-in-control occurs prior to January 1, 2014.  Benefit payments for life insurance and long-term disability coverage and automobile allowance would cease upon the change-in-control payment.

(20)	This amount is a severance benefit equal to 2.0 times Mr. Hughes’ “Base Amount,” which is his current annual salary.

Sandra L. Bodnyk

Assuming one of the following events had occurred on December 31, 2011, Ms. Bodnyk’s payments and benefits had an estimated value as follows:

	Salary Continuation	Deferred Incentive Plan Payments	Incentive Plan Award for 2011	Gain on Exercise of Stock Options	Gain on Restricted Stock Awards	Pension Plan Payments	Long- Term Disability Coverage	Health Insurance Coverage	Paid Life Insurance Coverage	Other Payments	Change- in- Control Payments
Termination:	$	$		$	$	$	$	$	$	$	$
Voluntary not for “Good Reason”	15,577(1)	0	303,750(4)	13,650(5)	44,759(6)	9,094(7)	0	0	0	0	0
Voluntary for “Good Reason”	622,116(2)	0	303,750(4)	13,650(5)	44,759(6)	9,094(7)	1,578(9)	0(11)	1,693(12)	644,558(15)	0
Involuntary Without “Cause”	622,116(2)	0	303,750(4)	13,650(5)	44,759(6)	9,094(7)	1,578(9)	0(11)	1,693(12)	644,558(15)	0
Involuntary for “Cause”	15,577(1)	0	0	0	0	9,094(7)	0	0	0	0	0
Permanent Disability	116,827(3)	0	303,750(4)	13,650(5)	44,759(6)	9,094(7)	Up to 20,000 per month(10)	0	282(13)	2,100(16)	0
Death	15,577(1)	0	303,750(4)	13,650(5)	44,759(6)	4,988(8)	0	0	810,000(14)	0	0
Change-in-Control (with Adverse Employment Action)	15,577(1)	0	303,750(4)	13,650(5)	44,759(6)	9,094(7)	0	0	0	0	297,071(17)

(1)	Payment of base salary for time worked through the termination date, December 31, 2011.

(2)
This amount is: (i) the present value of payment of the highest annual rate of base salary achieved during the term of Ms. Bodnyk’s employment agreement (i.e., $405,000) for 18 months from the date of termination, namely, through June 30, 2013; and (ii) payment of base salary for time worked through the termination date, December 31, 2011.

(3)	This amount is: (i) payment of base salary in effect on December 31, 2011 through March 31, 2012; and (ii) payment of base salary for time worked through the termination date, December 31, 2011.

(4)	Ms. Bodnyk would have been paid the incentive plan cash award for 2011 of $303,750 in the discretion of the Compensation Committee.

(5)
This is a $5,460 gain on exercise of vested stock options for 3,500 shares and a $8,190 gain on exercise of previously unvested stock options for 5,250 shares, which would accelerate due to the applicable termination event. In addition, there is no gain on the exercise of previously vested stock options for 30,900 shares (each option’s exercise price exceeded the market price of National Penn common stock on December 31, 2011).

(6)
Because Ms. Bodnyk has previously reached 60 years of age, the applicable transfer restrictions on 2,803 (80% of the 3,504 granted) shares of performance-based restricted stock, and 2,500 shares of service-based restricted stock would lapse as of December 31, 2011.  The Compensation Committee determined in February 2011 that the applicable performance goals of the 2009 performance-based restricted stock were 80% met. As a result, Ms. Bodnyk could only vest in 80% of the 3,504 shares granted.

(7)	Present value of the defined benefit pension plan’s accumulated benefit obligation to Ms. Bodnyk at December 31, 2011.

(8)	Death benefit that would have been provided by National Penn’s defined benefit pension plan.

(9)	Premium cost for long-term disability insurance through June 30, 2013.

(10)	Amounts payable after salary continuation payments until age 66 (as provided under National Penn’s group disability insurance policy).

(11)	On December 31, 2011, Ms. Bodnyk was not participating in medical or dental insurance provided by National Penn. Accordingly, she would not have been entitled to any such continued coverage.

(12)	Premium cost of group life insurance through June 30, 2013.

(13)	Premium cost of group life insurance through March 31, 2012.

(14)	Life insurance payment under National Penn’s life insurance program.

(15)
This amount is: (i) payment in an amount equal to the present value of the payments that Ms. Bodnyk would have received under any cash bonus or long-term or short-term cash incentive compensation plan maintained by National Penn if she had continued to be employed during the 24 months following her date of termination and had earned in each calendar year that ends during such 24 month period a bonus or incentive award that equals the highest annual bonus or incentive award paid to her during the preceding 36 calendar months; (ii) the present value of matching 401(k) contributions that Ms. Bodnyk would have received during the 24 month period following her date of termination had she made the maximum contributions to the plan during that period; and (iii) up to $25,000 in reimbursements for all reasonable expenses incurred in connection with the search for new employment, such as outplacement agency services or relocation expenses.

(16)	Automobile allowance through March 31, 2012.

(17)
This amount is a severance payment equal to 1.0 times Ms. Bodnyk’s “Base Amount,” which is her average annual income from National Penn and its predecessors includible in gross income for the most recent five (5) taxable years ending before the change-in-control (i.e., for the years 2006 through 2010).  Does not include the additional amount, if any, to cover income tax liability under excise tax provisions of Internal Revenue Code that can apply to change-in-control payments.

David B. Kennedy

Assuming one of the following events had occurred on December 31, 2011, Mr. Kennedy’s payments and benefits had an estimated value as follows:

	Salary Continuation	Deferred Incentive Plan Payments	Incentive Plan Award for 2011	Gain on Exercise of Stock Options	Gain on Restricted Stock Awards	Pension Plan Payments	Long- Term Disability Coverage	Health Insurance Coverage	Paid Life Insurance Coverage	Other Payments	Change– in– Control Payments
Termination:	$	$		$	$	$	$	$	$	$	$
Voluntary	11,538(1)	0	181,703(3)	3,120(4)	0(6)	5,549(8)	0	0	0	0	0
Involuntary Without “Cause”	11,538(1)	0	181,703(3)	7,800(5)	163,879(7)	5,549(8)	0	0	0	0	0
Involuntary for “Cause”	11,538(1)	0	0	0	0	5,549(8)	0	0	0	0	0
Permanent Disability	86,538(2)	0	181,703(3)	7,800(5)	163,879(7)	5,549(8)	Up to 15,000 per month(10)	3,430(11)	209(12)	0	0
Death	11,538(1)	0	181,703(3)	7,800(5)	163,879(7)	2,323(9)	0	0	600,000(13)	0	0
Change-in-Control (with Adverse Employment Action)	11,538(1)	0	181,703(3)	7,800(5)	163,879(7)	5,549(8)	0	0	0	7,500(14)	600,000(15)

(1)	Payment of base salary for time worked through the termination date, December 31, 2011.

(2)	This amount is: (i) payment of base salary in effect on December 31, 2011 through March 31, 2012; and (ii) payment of base salary for time worked through the termination date, December 31, 2011.

(3)	Mr. Kennedy would have been paid the incentive plan cash award for 2011 of $181,703 in the discretion of the Compensation Committee.

(4)
This is a gain on exercise of vested stock options for 2,000 shares.  In addition, there is no gain on exercise of previously vested stock options for 44,290 shares (each option’s exercise price exceeded the market price of National Penn common stock on December 31, 2011).

(5)
This is a $3,120 gain on exercise of vested stock options for 2,000 shares and a $4,680 gain on exercise of previously unvested stock options for 3,000 shares, which would accelerate in their vesting due to the applicable termination event.  In additional, there is no gain on the exercise of previously vested stock options for 44,290 shares (each option’s exercise price exceeded the market price of National Penn common stock on December 31, 2011).

(6)
There is no gain with respect to 1,603 (80% of the 2,004 granted) shares of performance-based restricted stock, or 17,814 shares of service-based restricted stock, previously granted to him, because they remain subject to applicable transfer restrictions that have not lapsed as of December 31, 2011.

(7)
Gain with respect to the 1,603 (80% of the 2,004 granted) shares of performance-based restricted stock, and 17,814 shares of service-based restricted stock, previously granted to him.  The Compensation Committee determined in February 2011 that the applicable performance goals of the 2009 performance-based restricted stock were 80% met.  As a result, Mr. Kennedy could only vest in 80% of the 2,004 shares granted.

(8)	Present value of the defined benefit pension plan’s accumulated benefit obligation to Mr. Kennedy at December 31, 2011.

(9)	Death benefit that would have been provided by National Penn’s defined benefit pension plan.

(10)	Amounts payable after salary continuation payments until age 67 (as provided under National Penn’s group disability insurance policy).

(11)	Premium cost of medical and dental insurance through March 31, 2012.

(12)	Premium cost of group life insurance through March 31, 2012.

(13)	Life insurance payment under National Penn’s life insurance program.

(14)	Mr. Kennedy is eligible to receive up to $7,500 in professional outplacement services.

(15)	This amount is a severance benefit equal to 2.0 times Mr. Kennedy’s “Base Amount,” which is his current annual salary.

Donald P. Worthington

Assuming one of the following events had occurred on December 31, 2011, Mr. Worthington’s payments and benefits had an estimated value as follows:

	Salary Continuation	Deferred Incentive Plan Payments	Incentive Plan Award for 2011	Gain on Exercise of Stock Options	Gain on Restricted Stock Awards	Pension Plan Payments	Long- Term Disability Coverage	SERP Payments	Health Insurance Coverage	Paid Life Insurance Coverage	Other Payments	Change-in-Control Payments
Termination:	$	$		$	$	$	$	$	$	$	$	$
Voluntary	10,962(1)	10,147(4)	142,500(5)	13,650(6)	188,507(7)	158,069(8)	0	1,904,244(11)	0	0	0	0
Involuntary Without “Cause”	76,731(2)	10,147(4)	142,500(5)	13,650(6)	188,507(7)	158,069(8)	0	1,904,244(11)	0	0	0	0
Involuntary for “Cause”	10,962(1)	0	0	0	0	158,069(8)	0	1,904,244(11)	0	0	0	0
Permanent Disability	82,212(3)	10,147(4)	142,500(5)	13,650(6)	188,507(7)	158,069(8)	Up to 14,250 per month(10)	1,904,244(11)	3,608(13)	265(14)	3,000(16)	0
Death	10,962(1)	10,147(4)	142,500(5)	13,650(6)	188,507(7)	113,499(9)	0	1,571,928(12)	0	570,000(15)	0	0
Change-in-Control (with Adverse Employment Action)	10,962(1)	10,147(4)	142,500(5)	13,650(6)	188,507(7)	158,069(8)	0	1,904,244(11)	0	0	0	410,585(17)

(1)           Payment of base salary for time worked through the termination date, December 31, 2011.

(2)	This amount is: (i) payment of base salary in effect on December 31, 2011 through March 24, 2012; and (ii) payment of base salary for time worked through the termination date, December 31, 2011.

(3)	This amount is: (i) payment of base salary in effect on December 31, 2011 through March 31, 2012; and (ii) payment of base salary for time worked through the termination date, December 31, 2011.

(4)
Amount reported is five-year mandatory deferral award under the Executive Incentive Plan for 2007, plus interest earned through December 31, 2011.  Mr. Worthington is vested in such amounts because he previously reached 60 years of age.  When paid over a five-year period, these amounts would be “matched” 100% by National Penn.

(5)	Mr. Worthington would have been paid the incentive plan award for 2011 of $142,500, in the discretion of the Compensation Committee.

(6)
This is a gain on exercise of vested stock options for 3,500 shares and on exercise of previously unvested stock options for 5,250 shares.  In addition, there is no gain on exercise of previously vested and unvested stock options for 43,090 shares (each option’s exercise price exceeded the market price of National Penn common stock on December 31, 2011).

(7)
Because Mr. Worthington has previously reached 60 years of age, the applicable transfer restrictions on 2,803 (80% of the 3,504 granted) shares of performance-based restricted stock and 19,532 shares of service-based restricted stock would lapse as of December 31, 2011.  The Compensation Committee determined in February 2011 that the applicable performance goals of the 2009 performance-based restricted stock were 80% met.  As a result, Mr. Worthington could only vest in 80% of the 3,504 shares granted.

(8)	Present value of the defined benefit pension plan’s accumulated benefit obligation to Mr. Worthington at December 31, 2011.

(9)	Death benefit that would be provided by National Penn’s defined benefit pension plan.

(10)	Amounts payable after salary continuation payments for 24 months (as provided under National Penn’s group disability insurance policy).

(11)	Mr. Worthington is currently 100% vested in his SERP. This amount is the present value of the SERP’s accumulated benefit obligation to Mr. Worthington at December 31, 2011.

(12)	Death benefit under Mr. Worthington’s SERP.

(13)	Premium cost of medical and dental insurance through April 30, 2012.

(14)	Premium cost of group life insurance through April 30, 2012.

(15)	Life insurance payment under National Penn’s life insurance program.

(16)	Automobile allowance through April 30, 2012.

(17)
This amount is a severance payment equal to 1.5 times Mr. Worthington’s “Base Amount,” which is his average annual income from National Penn and its predecessors includible in gross income for the most recent five (5) taxable years ending before the change-in-control (i.e., 2006 through 2010).

STOCK OWNERSHIP

 Guidelines

To reinforce the importance of aligning the financial interests of National Penn’s directors and executive officers with those of its shareholders, the Nominating/Corporate Governance Committee has approved minimum stock ownership guidelines for National Penn’s directors, executive officers and certain other senior officers (a total of 22 officers).

Directors

For directors, these guidelines require an equity investment in National Penn stock of $200,000. Equity interests that count toward satisfaction of National Penn’s stock ownership guidelines include:

•	Shares owned outright by the director;

•	Shares owned jointly by the director and his or her spouse;

•	Shares owned outright by the director’s spouse;

•	Shares held in trust (to the extent for the benefit of the director);

•	Common stock units held by the director under the Directors’ Fee Plan;

•	Restricted stock or restricted stock units held by the director under the Long-Term Incentive Compensation Plan; and

•	Shares subject to exercisable stock options held by the director (to the extent of the “spread” on the exercisable options).

The term “spread” means the difference between the market value per share of the shares covered by an option and the per share exercise price of that option, but not less than the Black-Scholes value per share on the date of grant of that option.  The spread on stock options cannot constitute more than one-half of the total dollar amount of a director’s equity investment calculated under these guidelines.

Upon initial appointment as a director, a person has five years from the effective date of appointment to achieve compliance with the amount required by these guidelines.

A director’s compliance with these guidelines will be considered in connection with the annual director performance evaluation.

The Nominating/Corporate Governance Committee monitors directors’ compliance with the stock ownership guidelines.  At its meeting held in January 2012, the Committee confirmed that all directors have the required equity investment in National Penn.

Executive Officers

For executive officers and other covered senior officers, the guidelines are expressed in terms of the aggregate value of National Penn equity interests as a multiple of the officer’s base salary, as follows:

Officer	Stock Ownership Guideline

Chairman (if full-time executive), President and/or Chief Executive Officer	3 x base salary

Group Executive Vice President	2 x base salary

Other officers who are designated as participants within categories B and C of National Penn’s Executive Incentive Plan (as determined by the Compensation Committee)	1 x base salary

Equity interests that count toward satisfaction of National Penn’s stock ownership guidelines include:

•	Shares owned outright by the officer;

•	Shares owned jointly by the officer and his or her spouse;

•	Shares owned outright by the officer’s spouse;

•	Shares held in trust (to the extent for the benefit of the officer);

•	Shares held by the officer in the National Penn Capital Accumulation Plan (a 401(k) plan);

•	Shares held by the officer in the National Penn Employee Stock Purchase Plan;

•	Restricted stock or restricted stock units held by the officer under the Long-Term Incentive Compensation Plan; and

•	Shares subject to exercisable stock options held by the officer (to the extent of the “spread” on the exercisable options).

The term “spread” means the difference between the market value per share of the shares covered by an option and the per share exercise price of that option, but not less than the Black-Scholes value per share on the date of grant of that option.  The spread on stock options cannot constitute more than one-half of the total dollar amount of an officer’s equity investment calculated under these guidelines.

Newly-hired or promoted officers who become subject to the stock ownership guidelines have up to five years to meet the guidelines.  Upon subsequent appointment to a covered position with a higher ownership requirement, a person has three years from the effective date of that appointment to achieve compliance with the higher amount required by these guidelines.  An officer’s compliance with these guidelines will be considered when decisions are made affecting the officer’s compensation, including changes in base salary and annual and/or long-term incentive compensation grants or awards.

The Nominating/Corporate Governance Committee monitors officers’ compliance with the stock ownership guidelines.  At its meeting held in January 2012, the committee confirmed that all executive officers and other senior officers subject to the stock ownership guidelines have the required equity investment in National Penn.

 Directors and Executive Officers

The following table shows certain information about the ownership of National Penn common shares by the directors, nominees for director and executive officers of National Penn as of March 2, 2012.

Name of Beneficial Owner	Aggregate Number of Shares of National Penn Common Stock (1)		Exercisable Options for National Penn Common Stock (2)	Common Stock Units Held Under National Penn Plans (3)	Percent of Class (4)
Directors and Nominees
Thomas A. Beaver	34,787	(5)	-	83,476	-
Scott V. Fainor	453,157	(6)	336,449	-	-
Jeffrey P. Feather	428,370	(7)	33,475	26,878	-
Donna D. Holton	76,009	(8)	33,475	26,878	-
Thomas L. Kennedy	171,034	(9)	5,665	26,878	-
Albert H. Kramer	20,860	(10)	663	22,207	-
Patricia L. Langiotti	44,679	(11)	6,460	26,878	-
Christian F. Martin IV	418,295	(12)	33,475	45,475	-
Michael E. Martin	25,882,172	(13)	-	6,057	17.00%
Natalye Paquin	12,747		-	26,263	-
R. Chadwick Paul Jr.	59,285	(14)	33,475	24,238	-
Robert E. Rigg	549,256	(15)	4,556	65,503	-
C. Robert Roth	52,996	(16)	6,460	25,262	-
Wayne R. Weidner	80,208	(17)	447,412	24,294	-
Other Named Executive Officers
Michael J. Hughes	137,252	(18)	56,000	-	-
Sandra L. Bodnyk	99,950	(19)	36,150	-	-
David B. Kennedy	56,901	(20)	47,290	-	-
Donald P. Worthington	115,092	(21)	44,940	-	-
All Directors and Executive Officers as a Group (22 Persons)	28,865,581		1,250,807	430,287	18.96%

(1)	Unless otherwise indicated, sole voting and investment power is held by the named individual. Excludes Common Stock Units because actual shares are not issuable within 60 days of March 2, 2012.

(2)
Shares which may be acquired by exercise of vested options granted under National Penn stock compensation plans.  Also includes shares which may be acquired by exercise of vested options granted in substitution for stock options of acquired companies, as provided in the acquisition agreements.

(3)
Common stock units stock credited under the Directors’ Fee Plan or restricted stock units credited under the Long-Term Incentive Compensation Plan (collectively, “Common Stock Units”).  Common Stock Units will be converted to shares of National Penn common stock and paid out to individuals upon their termination of service or attaining age 65, in accordance with the terms of the respective Plans and the terms of the grants.

(4)
Unless otherwise indicated, amount owned does not exceed 1% of the total number of common shares outstanding as of March 2, 2012.  Calculation is based on shares held and exercisable options and excludes Common Stock Units (see footnotes 1 and 3).

(5)	Includes 19,829 shares held jointly with spouse and 5,060 shares held in custody for children.

(6)
Includes 295,518 shares held jointly with spouse.  Includes 100,000 shares pledged by Mr. Fainor to secure repayment of a line of credit from a lender not affiliated with National Penn.  Includes 15,823 shares held in the National Penn Capital Accumulation Plan (a 401(k) plan).

(7)	Includes 100,940 shares held jointly with spouse and 18,701 shares held in custody for son.

(8)	Shares held jointly with spouse.

(9)	Includes 14,789 shares owned by spouse.

(10)	Shares held jointly with spouse.

(11)	Includes 32 shares held jointly with spouse and 2,136 shares owned by spouse.

(12)
Includes 53,227 shares owned by spouse and 4,485 shares held in custody for daughter. Also includes 56,795 shares held indirectly by a corporation of which Mr. Martin is the majority shareholder; Mr. Martin disclaims beneficial ownership of these shares.

(13)
Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (together with Warburg Pincus X Partners, L.P., an affiliated Delaware limited partnership, “WP X”) is the holder of 25,882,172 shares of National Penn common stock.  Warburg Pincus X L.P., a Delaware limited partnership (“WP X LP”), is the general partner of WP X; Warburg Pincus X LLC, a Delaware limited liability company (“WP X LLC”) is the general partner of WP X LP; Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”) is the sole member of WP X LLC; and Warburg Pincus & Co., a New York general partnership (“WP”) is the managing member of WP Partners.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”) manages WP X, and Messrs.  Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and Managing Member and Co-President of WP LLC.  Under applicable securities laws, as a Partner of WP and a Member and Managing Director of WP LLC, Mr. Michael E. Martin may be deemed to be the beneficial owner of the shares held by WP X. Pursuant to applicable securities laws, Mr. Michael E. Martin disclaims beneficial ownership of the shares held by WP X, except to the extent of his pecuniary interest in such shares.

(14)	Includes 27,957 shares held jointly with spouse and 428 shares held by spouse as custodian for children.

(15)	Includes 8,159 shares owned by spouse. Includes 439,052 shares pledged by Mr. Rigg to secure repayment of a line of credit from a lender not affiliated with National Penn.

(16)	Includes 27,482 shares held jointly with spouse, 2,924 shares owned by spouse and 6,181 shares held in custody for his grandchildren.

(17)	Includes 3,860 shares held jointly with spouse.

(18)	Includes 10,000 shares held jointly with spouse.

(19)	Includes 15,470 shares held in the National Penn Capital Accumulation Plan (a 401(k) plan).

(20)	Includes 7,933 shares held in the National Penn Capital Accumulation Plan (a 401(k) plan).

(21)	Includes 57,233 shares held jointly with spouse. Includes 14,383 shares held in the National Penn Capital Accumulation Plan (a 401(k) plan).

 Five Percent Shareholders

The following table shows individuals or groups known by National Penn to own more than 5% of its outstanding common shares as of March 2, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Shares
Warburg Pincus Private Equity X, L.P. 460 Lexington Avenue New York, NY 10017-3140	25,882,172 (1)	17.00%
FMR LLC 82 Devonshire Street Boston, MA 02109	13,806,949 (2)	9.07%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	11,923,270 (3)	7.83%
(1)
Based on a Schedule 13D/A filed with the Securities and Exchange Commission on September 19, 2011, which reported beneficial ownership as of September 16, 2011.  Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (together with Warburg Pincus X Partners, L.P., an affiliated Delaware limited partnership, “WP X”) is the holder of 25,882,172 shares of National Penn common stock. Warburg Pincus X L.P., a Delaware limited partnership (“WP X LP”), is the general partner of WP X; Warburg Pincus X LLC, a Delaware limited liability company (“WP X LLC”) is the general partner of WP X LP; Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”) is the sole member of WP X LLC; and Warburg Pincus & Co., a New York general partnership (“WP”) is the managing member of WP Partners.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”) manages WP X, and Messrs. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and Managing Member and Co-President of WP LLC.

(2)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012, which reported beneficial ownership as of December 31, 2011 by FMR LLC, Fidelity Management & Research Company and Edward C. Johnson 3d.

(3)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2012, which reported beneficial ownership as of December 30, 2011 by BlackRock, Inc., BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock (Luxembourg) S.A., BlackRock Asset Management Ireland Limited and BlackRock International Limited.

 Equity Compensation Plan Table

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,221,638 (2)	$13.18 (3)	2,028,408 (4)(5)
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	4,221,638 (2)	$13.18 (3)	2,028,408 (4)(5)

(1)
The table does not include information on stock options issued by National Penn in substitution for stock options of acquired companies.  At December 31, 2011, 1,775,888 common shares are issuable upon exercise of substitute stock options issued in connection with acquisitions, as follows: 651 shares - FirstService Bank; 66,407 - HomeTowne Heritage Bank; 11,426 shares - Peoples First, Inc.; 1,276 shares - Nittany Financial Corp.; and 1,696,128 shares - KNBT Bancorp, Inc. The weighted average exercise price of all substitute stock options issued in acquisitions and outstanding at December 31, 2011 was $15.58 per share.  National Penn cannot grant additional stock options under any of these substitute stock option plans.

(2)
Includes 119,359 common stock units credited to various non-employee directors’ accounts under the Directors’ Fee Plan and 235,602 common stock units credited (RSUs) to various non-employee directors’ accounts under the Long-Term Incentive Compensation Plan.

(3)	Common stock units, including RSUs, are not taken into account in calculating the weighted-average exercise price.

(4)
Includes 287,657 shares available for future issuance under National Penn’s Employee Stock Purchase Plan.  Subject to limitations on participation by individual employees set forth in the Plan, all shares available for issuance can be issued in the current purchase period (the quarter ending March 31, 2012).

(5)
Includes 432,315 shares available for future issuance under National Penn’s Directors’ Fee Plan.  Under the Directors’ Fee Plan, shares or common stock units may be issued or credited at fair market value in lieu of cash for directors’ fees.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

 Related Party Transactions and Policies

During 2011, certain directors and officers of National Penn, and companies with which they are associated, conducted banking transactions in the ordinary course of business with National Penn Bank.  Similar transactions with National Penn Bank may be expected in the future.  All loans and loan commitments involved in such transactions were made under substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons not related to National Penn.  In the opinion of National Penn’s management, these transactions do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.  Each of these transactions was made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934, or the Exchange Act, and Federal Reserve Board Regulation O.  As of December 31, 2011, outstanding loans to executive officers, directors and their affiliates represented 0.40% of shareholders’ equity in National Penn.

National Penn Bank’s Board of Directors is responsible for ensuring compliance with Regulation O, including its lending, record-keeping and reporting requirements and, to that end, has adopted and maintains a written Regulation O compliance policy.  National Penn’s Chief Risk Officer and Chief Legal Officer are responsible for administration of the Regulation O compliance policy.  They maintain a list of insiders (directors, executive officers, principal shareholders and their related interests) who are subject to the Regulation O compliance policy.  Each year, a Regulation O questionnaire is circulated to all directors and executive officers in order to update related party information and to assist in the identification of potential related party transactions.  Depending on the facts and circumstances, any direct or indirect extension of credit to an insider, including related interests, must be approved by the Board or any two of the following officers - Chairman, President, Chief Credit Officer or Chief Lending Officer.  Approval is only granted if the transaction will be made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at that time for comparable transactions with other persons, and if the transaction does not involve more than the normal risk of collection and does not present any other unfavorable features.

National Penn also has a written Related Party Transaction Policy.  Under this policy, a “related party transaction” is any transaction (or series of related transactions) in which National Penn or any subsidiary is a participant, involving more than $120,000, and in which a related party has a direct or indirect material interest.  Related parties include all directors, nominees for election as directors, executive officers, immediate family members of any such persons and 5% shareholders.  The policy generally provides for review, approval or ratification of any related party transaction by the Audit Committee.

In addition to its Regulation O compliance policy and Related Party Transaction Policy, National Penn has a written Code of Conduct, approved by the Board, addressing, among other things, related party transactions.  The Code of Conduct applies to all directors, officers and employees as well as their immediate family members and related business entities, trusts or estates.  The Code of Conduct requires all covered persons and entities not to pursue any personal interests that might conflict with, or appear to conflict with, the interests of National Penn, or that might influence, or appear to influence, a person’s judgment in any matter involving National Penn.  The Code of Conduct describes the application of the foregoing rule in a variety of circumstances, including the purchase, lease or sale of assets or services to or from National Penn. The Board is responsible for the enforcement of the Code of Conduct.

To identify related persons and entities, National Penn requires directors and executive officers to complete a Directors’ and Officers’ Questionnaire annually.  This information is utilized to identify real or potential transactions in which conflicts of interest covered by the Related Party Transaction Policy or the Code of Conduct may arise.

 Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires National Penn’s directors, executive officers and more-than-10% beneficial shareholders to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  These persons are required by SEC regulations to furnish National Penn with copies of all such Section 16(a) filings.

Based solely on its review of the Section 16(a) filings furnished to National Penn and/or written representations that no year-end Forms 5 were required to be filed, National Penn believes that its directors and executive officers complied with all Section 16(a) filing requirements during 2011.

PROPOSAL 2 – RATIFICATION OF AUDITORS

Audit Committee Qualifications

The Audit Committee of National Penn’s Board of Directors is comprised entirely of directors who are independent as defined in the listing standards of The Nasdaq Stock Market.  See “Corporate Governance - Director Independence” above.  Among other things, the Board has determined that each Committee member is financially literate and possesses accounting or related financial management expertise.  The Board made these determinations in its business judgment, based on its interpretation of The Nasdaq Stock Market’s requirements for audit committee members.  The Board has also determined that Thomas L. Kennedy, Esq. (Audit Committee Chair), Thomas A. Beaver, CPA, Albert H. Kramer, CPA, Patricia L. Langiotti, PMC, and R. Chadwick Paul Jr. are each an “audit committee financial expert.”  The rules of the Securities and Exchange Commission define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee.

Audit Committee Responsibilities

Under the Audit Committee’s charter, the committee is responsible for selection of National Penn’s independent registered public accounting firm pursuant to a well-organized process.  The committee also evaluates and monitors the auditors’ qualifications, performance and independence.  This evaluation includes a review and evaluation of the lead partner of the independent registered public accounting firm.  The committee also takes into account the opinions of management and National Penn’s Senior Internal Audit Executive, who has supervisory responsibility for the internal audit function.  More can be learned about the committee’s responsibilities with respect to the independent registered public accounting firm in the committee’s charter, which is available on National Penn’s website at www.nationalpennbancshares.com under “Governance Documents.”

Selection of Auditors – KPMG LLP

On November 20, 2010, Grant Thornton LLP (“Grant Thornton”) provided written notice to National Penn that it had determined it must resign as National Penn’s independent registered public accounting firm, effective immediately, after the Audit Committee and Grant Thornton determined that Grant Thornton’s independence could be impaired as a result of notice from National Penn’s insurer that it intended to pursue a subrogation claim against Grant Thornton.  On November 22, 2010, the Audit Committee accepted Grant Thornton’s resignation.

The audit report of Grant Thornton on National Penn’s consolidated financial statements as of and for the year ended December 31, 2009 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.  During the years ended December 31, 2010 and 2009, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its opinion.

On November 22, 2010, the Audit Committee retained KPMG LLP (“KPMG”) as National Penn’s independent registered public accounting firm.  During the year ended December 31, 2009 and the interim period through November 22, 2010, National Penn did not consult with KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Nation Penn’s financial statements or as to any disagreement or reportable event as described in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K under the Securities Act.

At its meeting in February 2012, the Audit Committee conducted an evaluation of KPMG.  Following that evaluation, the committee unanimously selected KPMG as National Penn’s independent registered public accounting firm for 2012.

Based on the recommendation of the Audit Committee, the Board unanimously recommends that the shareholders vote to ratify the Audit Committee’s selection of KPMG as National Penn’s independent registered public accounting firm for 2012.

Representatives of KPMG will be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

The Audit Committee has adopted a policy that if a majority of the votes cast at the annual meeting are against ratification, the committee will reconsider its selection of KPMG, even though the committee will not then be obligated to select a new independent registered public accounting firm.

The Board recommends a vote “FOR” ratification of the Audit Committee’s selection of KPMG as National Penn’s independent registered public accounting firm for 2012.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory basis, the compensation of its executive officers, as described in the CD&A, the compensation tables and the related material in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives National Penn’s shareholders the opportunity to endorse or not endorse National Penn’s executive compensation program through the following resolution:

“Resolved, that the shareholders approve the compensation of National Penn’s executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material) in this proxy statement.”

Because this vote is advisory, it will not be binding upon the Board.  Moreover, this vote will not be construed as overruling a decision by the Board, creating or implying any additional fiduciary duty by the Board, or restricting or limiting the ability of National Penn’s shareholders to make proposals for inclusion in proxy materials related to executive compensation.  However, the committee will take into account the outcome of the vote when considering future executive compensation arrangements.

As further discussed in the CD&A, the Board believes that its compensation program is aligned with the long-term interests of National Penn’s shareholders and is based on a strong pay-for-performance philosophy.  Therefore, the Board recommends a vote “FOR” approval of this advisory (non-binding) resolution relating to the compensation of National Penn’s executive officers.

AUDIT COMMITTEE REPORT

The Audit Committee of National Penn’s Board of Directors is composed solely of independent directors, as currently defined by the listing standards of The Nasdaq Stock Market, and operates under a written charter adopted by the Board of Directors.  The charter is available on National Penn’s website at www.nationalpennbancshares.com under “Governance Documents.”

Under its charter, the Audit Committee assists the Board of Directors in its general oversight of National Penn’s financial reporting, internal controls and audit functions.

Management is responsible for National Penn’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (GAAP).  National Penn’s independent auditor is responsible for performing independent audits of National Penn’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue reports thereon based on such audits.

The Audit Committee’s responsibility is to monitor and oversee these processes.  It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.  The Audit Committee members are not National Penn employees and are not necessarily accountants or auditors by profession or experts in accounting or auditing, and their functions are not intended to duplicate or certify the activities of management or National Penn’s independent auditor.  The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and National Penn’s independent auditor on the basis of the information it receives, discussions with management and National Penn’s independent auditor and the experience of the Audit Committee’s members in business, finance and accounting matters.

In this context, the Audit Committee has met and held discussions with management and National Penn’s independent auditor.  Management has represented to the Audit Committee that National Penn’s consolidated financial statements were prepared with integrity and objectivity and in accordance with GAAP, and National Penn’s independent auditor has represented to the Audit Committee that it has performed its audit of National Penn’s consolidated financial statements in accordance with auditing standards generally accepted in the United States.  The Audit Committee has relied upon the representations of management and National Penn’s independent auditor without independent verification.  The Audit Committee has reviewed and discussed the consolidated financial statements with management and National Penn’s independent auditor.

The Audit Committee discussed with National Penn’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

National Penn’s independent auditor also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding National Penn’s independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed such independence with National Penn’s independent auditor.  The Audit Committee is not aware of any reason why National Penn’s independent auditor is not “independent” under the applicable rules.

Based on the Audit Committee’s review and discussions with management and National Penn’s independent auditor, the representations of management to the Audit Committee, the representations of National Penn’s independent auditor included in its report on National Penn’s consolidated financial statements and otherwise on such report of National Penn’s independent auditor, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in National Penn’s Annual Report on Form 10-K for the year ended December 31, 2011.

Thomas L. Kennedy, Chair
Thomas A. Beaver
Patricia L. Langiotti
Albert H. Kramer
R. Chadwick Paul Jr.

AUDIT AND NON-AUDIT FEES

The aggregate fees billed to National Penn by its independent registered public accounting firm for the years ended December 31, 2011 and 2010 were as follows1:

	2011	2010
Audit Fees	$792,367	$603,157
Audit-Related Fees	112,761	0
Tax Fees	124,653	282,894
All Other Fees	0	726,255
Total	$1,029,781	$1,404,412

Audit Fees.  These fees consist of aggregate fees billed for professional services rendered for the audit of National Penn’s consolidated annual financial statements and review of interim consolidated financial statements included in quarterly reports and services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including internal control assessment work, for the fiscal year end.

Audit-Related Fees.  These fees consist of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of National Penn’s consolidated financial statements and not reported under “Audit Fees.”  They also include accounting assistance on various matters related to financial accounting and reporting standards and audits of National Penn’s 401(k) plan and student loan portfolio, and other audit work required for statutory or regulatory purposes.

Tax Fees.  These fees consist of aggregate fees billed for professional services for tax compliance, tax advice and tax planning.  They also include assistance regarding federal and state tax compliance, tax audit defense, tax refund claims and tax planning.

All Other Fees.  These fees consist of aggregate fees billed in connection with the transition to KPMG as the auditor of National Penn’s financial statements for 2010, and an online accounting research tool provided by KPMG.

The Audit Committee considered whether the provision of the above services by KPMG was compatible with its independence and is satisfied that it was independent for the periods pertaining to its audit opinions.

1 KPMG was the independent registered public accounting firm with respect to all categories for both years, except that Grant Thornton was the independent registered public accounting firm with respect to tax fees for 2010.  In addition to the $207,894 in tax fees billed by Grant Thornton for 2010, KPMG billed National Penn $75,000 in tax fees for 2010.

Pre-Approval Requirements. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by National Penn’s independent registered public accounting firm.  These services may be approved on a periodic basis so long as the services do not exceed pre-determined cost levels.  If not approved on a periodic basis, such services must otherwise be separately pre-approved by the Audit Committee prior to being performed.  In addition, any proposed services that were pre-approved on a periodic basis, but later would exceed the pre-determined cost level, also require separate pre-approval by the Audit Committee.  The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if:

•
the aggregate amount of all such non-audit services provided is less than 5% of the total amount paid by National Penn to the independent registered public accounting firm during the fiscal year in which the services are provided;

•	the services were not recognized by National Penn at the time of the engagement to be non-audit services; and

•	the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit for the fiscal year in which the non-audit services were provided.

ADDITIONAL INFORMATION

 “Householding” of Proxy Materials and Annual Reports

Securities and Exchange Commission rules permit companies and intermediaries (such as brokers, banks and other companies that hold shares in “street name”) to satisfy the delivery requirements for proxy statements, prospectuses and certain other materials by delivering a single copy of these materials to an address shared by two or more of National Penn’s shareholders.  This delivery method is referred to as “householding” and can result in significant cost savings for National Penn and, in turn, National Penn’s shareholders.

In order to take advantage of this opportunity, National Penn has delivered only one proxy statement and annual report to multiple shareholders who share one address, unless National Penn received contrary instructions from the affected shareholders prior to the mailing date.  National Penn will, however, promptly deliver, upon written or oral request, a separate copy of this proxy statement or annual report to a shareholder at a shared address to which a single copy of those documents was initially delivered.  Shareholders of record who prefer to receive separate copies of a proxy statement or annual report, either now or in the future, can request a separate copy of the proxy statement or annual report by writing to National Penn at the following address: Corporate Secretary, National Penn Bancshares, Inc., Philadelphia and Reading Avenues, P.O. Box 547, Boyertown, PA 19512, or by telephone at (610) 369-6451.  Likewise, e-mail communications should be addressed to the Corporate Secretary at andy.ellsworth@nationalpenn.com.  Conversely, if you are currently a shareholder of record who shares an address with another National Penn shareholder and wish to have your future proxy statements and annual reports “householded,” please contact National Penn at the above address or telephone number.

If your National Penn stock is held in “street name” (i.e., held by a broker, bank or other intermediary), you can request separate copies of these documents by contacting the broker, bank or other intermediary.  Conversely, if your National Penn shares are held in “street name” and you wish to have your future proxy statements and annual reports “householded,” you can request “householding” by contacting the broker, bank or other intermediary.

 Record Date; Shares Outstanding

Shareholders of record at the close of business on March 2, 2012 are entitled to vote their shares at the annual meeting.  As of that date, there were 152,221,619 common shares outstanding and entitled to be voted at the meeting.  The holders of those shares are entitled to one vote per share.

 Quorum

The presence, in person or by proxy, of shareholders with power to cast a majority of all votes entitled to be cast at the meeting will constitute a quorum.  A quorum must be present at the meeting before any business may be conducted.

If a quorum is not present, the shareholders who are represented at the meeting may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken and no other notice need be given.  An adjournment will have no effect on the business that may be conducted at the meeting.

 Proxies; Right to Revoke

If you participate in National Penn’s Dividend Reinvestment and Stock Purchase Plan and/or Employee Stock Purchase Plan, your proxy will represent the number of shares registered in your name and the number of shares credited to your Dividend Reinvestment Plan and/or Employee Stock Purchase Plan accounts.

By submitting your proxy, you will authorize the persons named thereon or their substitutes to represent you and vote your shares at the meeting in accordance with your instructions.  They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy.  In addition, you may revoke your proxy by sending a written notice of revocation to National Penn’s Corporate Secretary, by submitting a later-dated proxy or by voting in person at the meeting.

 Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted “FOR” the approval of Proposal 1 - the election of the Board’s nominees as directors; “FOR” the approval of Proposal 2 - the ratification of independent auditors for 2012; and “FOR” the approval of Proposal 3 - the advisory vote approving a resolution relating to executive officer compensation.

National Penn’s Board and management know of no other business that is planned to be brought before the meeting.  If any other business properly comes before the meeting for a vote, your shares will be voted according to the discretion of the holders of the proxy.

 Voting by “Street Name” Holders

If your shares are held in a stock brokerage account or by a bank or other holder of record (including shares held through employee benefit and/or compensation plans), you are considered the “beneficial owner” of shares held in “street name.”  The notice of annual meeting, proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record who is considered the “shareholder of record” of those shares.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

 Tabulation of Votes

BNY Mellon Shareowner Services, the transfer agent, will tabulate the votes.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining whether a proposal has been approved.  Broker non-votes occur when brokers, banks or other nominees do not receive voting instructions from the beneficial owners of the shares and the nominee does not have discretionary voting authority with respect to a proposal.  If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, the nominee will have authority to vote your shares on certain routine items (such as Proposal 2 - Ratification of Auditors) but not on other items (such as Proposal 1 - Election of Class I Directors).

 Proxy Solicitation

National Penn is making, and will bear all costs of, this proxy solicitation.  National Penn’s officers, directors and regular employees may solicit proxies by mail, in person, by telephone or by facsimile.  National Penn will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.  National Penn has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the meeting at a cost of $8,500 plus reasonable out-of-pocket expenses.  National Penn anticipates that this solicitation will cost $9,600 in total, none of which has been incurred by National Penn as of March 28, 2012.

 Shareholder Proposals and Nominations

Eligible shareholders may submit proposals to be considered for inclusion in National Penn’s 2013 proxy materials for the 2013 annual meeting of shareholders if they do so in accordance with the applicable SEC rules.  Any such proposals must be in writing and received by the Corporate Secretary at the principal executive offices of National Penn no later than December 1, 2012 in order to be considered for inclusion in National Penn’s 2013 proxy materials.  For information on how to submit the name of a person to be considered by the Nominating/Corporate Governance Committee for possible nomination as a director, please see “Consideration of Director Nominees” and “Contacting the Board” on pages 9 and 10.

Director nominations and proposals for action at an annual meeting of shareholders may be made otherwise only:

•	By National Penn pursuant to National Penn’s notice of such meeting;

•	By the presiding officer;

•	By or at the direction of a majority of the Board; or

•
By a person at the annual meeting who has furnished the advance notice required pursuant to National Penn’s governing bylaw provisions, who is a shareholder of record of National Penn or who provides to National Penn evidence reasonably satisfactory to National Penn that such person is a beneficial owner of shares of National Penn at the time notice was produced and at the record date for the annual meeting.

A shareholder may make a nomination for the election of a director or a proposal for action at an annual meeting only if written notice is received by the Corporate Secretary at National Penn’s principal office:

•
Not later than 150 days prior to the anniversary date of the previous year’s annual meeting (which, for the 2013 annual meeting, would mean no later than November 25, 2012) and not more than 180 days prior to such anniversary date (which, for the 2013 annual meeting, would mean no earlier than October 26, 2012); or

•
If the date of the annual meeting at which such business is to be presented has been changed by more than 30 calendar days from the date of the most recent previous annual meeting, (i) on or before the later of (a) 150 calendar days before the date of the annual meeting at which such business is to be presented or (b) 30 calendar days following the first public announcement by National Penn of the date of such annual meeting, and (ii) not later than 15 calendar days prior to the scheduled mailing date of National Penn’s proxy materials for such annual meeting.

Each shareholder notice must include:

•	As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the notice is given:

-	The name and address of such shareholder and of such beneficial owner;

-	The class and number of shares of the stock of National Penn that are owned of record and beneficially by such shareholder and such beneficial owner;

-
Any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of National Penn or with a value derived in whole or in part from the value of any class or series of shares of National Penn, whether or not subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) owned by such shareholder and such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of National Penn;

-	Any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder has a right to vote any shares of any security of National Penn;

-
Any interest in any security of National Penn, where such shareholder and such beneficial owner has the opportunity to, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, profit or share in any profit derived from any decrease in the value of such security;

-	Any rights to dividends on the shares of National Penn owned beneficially by such shareholder that are separated or separable from the underlying shares of National Penn;

-
Any proportionate interest in shares of National Penn or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

-
Any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of National Penn or Derivative Instruments as of the date of the shareholder notice (including any such interests held by members of the shareholder’s immediate family sharing the same household), which information must be supplemented no later than 10 days after the record date for the meeting to disclose such ownership as of the record date;

•
Any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with proxy solicitations for (as applicable) the proposal and/or for the election of directors in a contested election, pursuant to Section 14 of the Exchange Act; and

•
A description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

Each notice of nomination for the election of a director from a shareholder also must set forth:

•
All information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with proxy solicitations for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•
A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (a) such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and (b) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand (including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a Director or named executive officer of such registrant); and

•	With respect to each nominee, a completed and signed questionnaire, representation and agreement required by National Penn, as described in National Penn’s bylaws.

Each notice of a proposal for action at an annual meeting from a shareholder also must set forth:

•	A brief description of the proposal;

•	The reasons for making such proposal;

•	Any direct or indirect interest of the shareholder, or any person on whose behalf the shareholder is acting, in making such proposal; and

•
A description of all agreements, arrangements and understandings between the shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

If the Corporate Secretary receives notice of a shareholder proposal that complies with National Penn’s governing bylaw provisions on or prior to the required date and if such proposal is properly presented at the 2013 annual meeting of shareholders, the proxies appointed by National Penn may exercise discretionary authority in voting on such proposal if, in National Penn’s proxy statement for such meeting, National Penn advises shareholders of the nature of such proposal and how the proxies appointed by National Penn intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate proxy statement to National Penn’s shareholders.

The presiding officer of the meeting may refuse to permit any nomination for the election of a director or proposal to be made at an annual meeting by a shareholder who has not complied with all of National Penn’s governing bylaw procedures, including receipt of the required notice by the Corporate Secretary by the date specified.  No person may be elected as a director and no proposal may be approved unless such person has been nominated or such proposal has been made, as the case may be, in accordance with National Penn’s governing bylaw provisions.  If a shareholder proposal is received by National Penn after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2013 annual meeting of shareholders, the proxies appointed by National Penn’s Board may exercise discretionary authority when voting on such proposal.

Questions about these requirements, or notices mandated by them, may be directed to: Corporate Secretary, National Penn Bancshares, Inc., Philadelphia and Reading Avenues, P.O. Box 547, Boyertown, Pennsylvania 19512. Likewise, e-mail communications should be addressed to the Corporate Secretary at andy.ellsworth@nationalpenn.com.

 Shareholder List

For at least 10 days prior to the meeting, a list of the shareholders entitled to vote at the annual meeting will be available to shareholders of record for examination, for purposes germane to the meeting, during ordinary business hours at National Penn’s principal executive offices.  The list will also be available for examination at the meeting.

 Annual Report for 2011

National Penn’s Annual Report on Form 10-K (without exhibits) is enclosed with this proxy statement.  It is also available at National Penn’s website, www.nationalpennbancshares.com, and at the website of the Securities and Exchange Commission, www.sec.gov.

 Meeting Location

A map and driving directions to the site for the meeting is enclosed with this proxy statement.

YOUR VOTE IS IMPORTANT.  PLEASE VOTE TODAY.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK, UNTIL 11:59 PM EASTERN TIME ON APRIL 23, 2012.

INTERNET http://www.proxyvoting.com/npbc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
National Penn Bancshares, Inc.	OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have you proxy card in hand when you call.

If you vote your shares by Internet or by telephone,
you do NOT need to mail back your card.

To vote by mail, mark, sign and date your card and
return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 FOLD AND DETACH HERE

Please mark your votes as indicated in this example. ☒

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the Class I Director nominees listed below (Proposal 1), “FOR” ratification of National Penn’s independent auditors for 2012 (Proposal 2), and “FOR” the approval of an advisory (non-binding) resolution relating to the compensation of National Penn’s executive officers (Proposal 3). In their discretion, the proxy holders are authorized to vote upon such other business as may come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors recommends a vote “FOR” all Class I Director nominees.				The Board of Directors recommends a vote “FOR” this proposal.
	FOR all nominees listed to the left	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1. Election of Class I Directors: Nominees:	(except as marked to the contrary)	to vote for all nominees listed to the left	*EXEPTIONS	2. Ratification of National Penn’s Independent auditors for 2012.	☐	☐	☐

01 Scott V. Fainor
02 Donna D. Holton	☐	☐	☐	The Board of Directors recommends a vote “FOR” this proposal.	FOR	AGAINST	ABSTAIN
03 Thomas L. Kennedy
04 Michael E. Martin				3. An advisory (non-binding) proposal to approve the compensation of National Penn’s executive officers.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
PLEASE SIGN, DATE AND RETURN PROMPTLY OR VOTE BY TELEPHONE OR INTERNET.
*Exceptions
TO VOTE BY TELEPHONE OR INTERNET, FOLLOW THE INSTRUCTIONS ABOVE.

Mark Here for Address Change or Comments SEE REVERSE ☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date

You can now access your National Penn Bancshares, Inc. account online.

Access your National Penn Bancshares, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for National Penn Bancshares, Inc. now makes it easy and convenient to get current information on your shareholder account.

·View account status	·View payment history for dividends
·View certificate history	·Make address changes
·View book-entry information	·Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-720-0181

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more.  Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

For directions to the meeting location, please check our website at www.nationalpennbancshares.com – Corporate Profile.

You can view the Annual Report and Proxy Statement on the
Internet at http://bnymellon.mobular.net/bnymellon/npbc

 FOLD AND DETACH HERE

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NATIONAL PENN BANCSHARES, INC.

The undersigned hereby appoints Michael J. Hughes, Keene S. Turner and John McCausland proxies, each with power to act without the others and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of National Penn Bancshares, Inc. (“National Penn”) standing in the name of the undersigned with all powers which the undersigned would possess if present at the 2012 Annual Meeting of Shareholders of National Penn to be held on April 24, 2012, and at any adjournments or postponements thereof.

(Continued on reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

YOUR VOTE IS IMPORTANT.  PLEASE VOTE TODAY.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK, UNTIL 11:59 PM EASTERN TIME ON APRIL 18, 2012.

INTERNET http://www.proxyvoting.com/npbc-401k Use the Internet to vote your shares. Have your card in hand when you access the web site.
National Penn Bancshares, Inc.	OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your shares. Have you card in hand when you call.

If you vote your shares by Internet or by telephone,
you do NOT need to mail back your card.

To vote by mail, mark, sign and date your card and
return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the plan trustee to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 FOLD AND DETACH HERE

Please mark your votes as indicated in this example. ☒

This voting instruction card, when properly executed, will be voted as instructed by the undersigned participant subject to applicable law.  If no instructions are given, the shares allocated to the undersigned participant will be voted by the plan trustee in accordance with the terms of the Plan and applicable law.

The Board of Directors recommends a vote “FOR” all the nominees.				The Board of Directors recommends a vote “FOR” this proposal.
	FOR all nominees listed to the left	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1. Election of Class I Directors: Nominees:	(except as marked to the contrary)	to vote for all nominees listed to the left	*EXEPTIONS	2. Ratification of National Penn’s Independent auditors for 2012.	☐	☐	☐

01 Scott V. Fainor
02 Donna D. Holton	☐	☐	☐	The Board of Directors recommends a vote “FOR” this proposal.	FOR	AGAINST	ABSTAIN
03 Thomas L. Kennedy
04 Michael E. Martin				3. An advisory (non-binding) proposal to approve the compensation of National Penn’s executive officers.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
PLEASE SIGN, DATE AND RETURN PROMPTLY OR VOTE BY TELEPHONE OR INTERNET.
*Exceptions
TO VOTE BY TELEPHONE OR INTERNET, FOLLOW THE INSTRUCTIONS ABOVE.

Mark Here for Address Change or Comments SEE REVERSE ☐

Please sign exactly as name appears hereon.

Signature	Date

You can view the Annual Report and Proxy Statement on the
Internet at http://bnymellon.mobular.net/bnymellon/npbc

 FOLD AND DETACH HERE

VOTING INSTRUCTION CARD
THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF NATIONAL PENN BANCSHARES, INC.

This Voting Instruction Card serves to instruct the plan trustee under the National Penn Bancshares, Inc. Capital Accumulation Plan (the “Plan”), to vote, as designated herein, all the shares of stock of National Penn Bancshares, Inc. (“National Penn”) entitled to be voted by the undersigned participant under the terms of such Plan with respect to the 2012 Annual Meeting of Shareholders of National Penn to be held on April 24, 2012, and at any adjournments or postponements thereof.

The undersigned, in giving such instructions, will act as named fiduciary for (a) such shares that have been allocated to the account of the undersigned, (b) a proportionate share of such shares that have been allocated to the accounts of other participants in the Plan as to which the plan trustee receives no instructions, and (c) a proportionate share of such shares held in the Plan that have not been allocated to any participants in the Plan.

(Continued on reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250